UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MBIA Inc.	Joseph W. Brown
113 King Street	Chairman and Chief Executive Officer
Armonk, NY 10504
914-273-4545

March 20, 2009

Dear Owners:

We are pleased to invite you to the annual meeting of MBIA shareholders on Thursday, May 7, 2009. The meeting will be held at our office located at 113 King Street, Armonk, New York, at 10:00 a.m.

Our formal agenda for this year’s meeting is for shareholders 1) to vote on the election of Directors, 2) to approve an amendment to the Company’s 2005 Omnibus Incentive Plan to increase by 4,000,000 the number of shares available for issuance under the Plan to 10,000,000, 3) to express their opinion on the compensation paid to me for 2008 and my 2009 salary, 4) to express their opinion on the compensation paid to the Company’s Senior Executive Officers for 2008 and their 2009 salaries and 5) to ratify the selection of independent auditors for 2009. After the formal agenda is completed, I will answer any questions you may have.

This year, we have elected to adopt the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the Internet. We believe that this new e-proxy process will expedite shareholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our annual meeting. Accordingly, on or about March 26, 2009, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2008 Annual Report to Shareholders and Proxy Statement online, how to request a paper copy of these materials and how to vote. In addition, by following the instructions in the Proxy Statement, shareholders may request proxy materials electronically by email or in printed form by mail on an ongoing basis.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares, regardless of the number of shares you hold, by utilizing the voting options available to you as described in the Proxy Statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Joseph W. Brown
Chairman and Chief Executive Officer

MBIA INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We will hold the annual meeting of MBIA Inc. (“MBIA” or the “Company”) shareholders at the Company’s offices located at 113 King Street, Armonk, New York, on Thursday, May 7, 2009 at 10:00 a.m. EDT in order for shareholders:

1.	To elect nine directors for a term of one year, expiring at the 2010 Annual Meeting;

2.	To approve an amendment to the Company’s 2005 Omnibus Incentive Plan to increase the number of shares available for issuance under the Plan by 4,000,000 to 10,000,000;

3.	To express their opinion on the compensation paid to the Company’s Chief Executive Officer (CEO) for 2008 and 2009 salary set forth in the table on page 53 of this Proxy Statement and as described in the Compensation Discussion and Analysis (“CD&A”) section under “Compensation of Mr. Brown”;

4.	To express their opinion on the compensation paid to the Company’s Senior Executive Officers, excluding the CEO, as a whole for 2008 and their 2009 salaries, set forth in the table on page 54 of this Proxy Statement and as described in the CD&A under “Compensation of the Senior Executives”;

5.	To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2009; and

6.	To transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have elected to adopt the new Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders over the Internet. We believe that this new e-proxy process will expedite shareholders’ receipt of proxy materials, as well as lower the costs and reduce the environmental impact of our annual meeting. Accordingly, on or about March 26, 2009, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2008 Annual Report to Shareholders and proxy materials for the 2009 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to mail on or about March 26, 2009, paper copies of our proxy materials to certain shareholders who have already elected this form of delivery and to our registered shareholders.

The Notice provides instructions regarding how to view our proxy materials for the 2009 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 23, 2009. To request paper copies, shareholders can either go to www.proxy.com or call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 20, 2009

MBIA INC.

PROXY STATEMENT

How it Works. Only shareholders of record at the close of business on March 10, 2009 may vote at the Annual Meeting. As of March 10, 2009, there were 209,516,173 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock that he or she owned on the record date for all matters being voted on.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. You may vote using one of the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice (www.proxyvote.com) or up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on your proxy card (www.eproxy.com/mbi) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-560-1965), 24 hours a day and up until 11:59 PM Eastern Time the day before the meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

Mail. If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided. If you received a Notice and requested a paper copy of the materials, you may vote by mail as directed on the voting instruction form.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting.

You can revoke your proxy at any time before the annual meeting if, for example, you would like to vote in person at the meeting. If your shares are held in the name of a bank, broker or other holder of record, to vote at the Annual Meeting, you must obtain a proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you may receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. The broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, the broker may vote your shares with respect to the election of directors (Proposal 1) and the ratification of appointment of the Company’s independent auditors (Proposal 5).

Dissenters’ Rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2009 annual meeting of shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $6,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website at www.mbia.com or by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to six Committees, described below. The Board of Directors met six times in regular sessions during 2008. In addition to its regular sessions, the Board met 21 times in special sessions during 2008 primarily in connection with the Company’s capital raising initiatives and in connection with its transformation plan. The Board of Directors has regularly scheduled non-management director meetings. The Company’s policy on Board attendance, which is contained in the “MBIA Inc. Board Corporate Governance Practices”, requires that each Director attend at least 75% of all Board meetings and Committee meetings of which that Director is a member. All of the Directors met this requirement in 2008, except for Mr. Yabuki, who attended at least 60% of all Board meetings and Committee meetings of which he was a member, and who resigned from the Board on November 3, 2008 due to the increasing demands of his role as Chief Executive Officer of Fiserv, Inc. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Regular Board Committees

Each Board committee has a charter, which can be found on the Company’s website, www.mbia.com, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Brown (Chair), Coulter, Kearney and Vaughan, met once during 2008. Mr. Dunton served as Chair and as a member of the Committee until February 16, 2008, at which time Mr. Brown was elected Chair and as a member of the Committee. Messrs. Coulter and Vaughan were elected as members of the Committee effective January 30, 2008 and May 1, 2008, respectively. Mr. Clapp served as a member of the Committee until May 1, 2008. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter. As of the date of this proxy, the members of the Executive Committee have not changed since year-end.

The Finance Committee, which at year-end consisted of Messrs. Rolls (Chair), Brown and Lee, and Dr. Meyer, met four times in regular sessions during 2008. Mr. Walker and Ms. Perry served as members of the Committee until January 30, 2008 and March 12, 2008, respectively. Messrs. Lee and Brown were elected as members of the Committee on January 30, 2008 and February 19, 2008, respectively. This Committee approves and monitors the Company’s investment policies, activities and portfolio holdings, and reviews investment performance and asset allocation. As of the date of this proxy, the members of the Finance Committee have not changed since year-end.

The Credit Risk Committee, which at year-end consisted of Dr. Meyer (Chair), and Messrs. Coulter and Kearney, met four times in regular sessions and four times in special sessions during 2008. Mr. Coulter was elected as a member of the Committee on January 30, 2008. Ms. Perry and Mr. Moffett served as members of the Committee until March 12, 2008 and September 12, 2008, respectively. The Credit Risk Committee reviews and makes recommendations for Board approval with respect to the Company’s risk tolerance and other material credit risk policies. The Committee also reviews and approves policies, criteria, procedures and analytical standards and remediation procedures used in credit risk management by the Company. As of the date of this proxy, the members of the Credit Risk Committee are Dr. Meyer (Chair), and Messrs. Coulter, Kearney and Rinehart.

The Compensation and Organization Committee, which at year-end consisted of Mr. Kearney (Chair), Dr. Gaudiani, and Messrs. Coulter, Rolls and Vaughan, met once in regular session and five times in special sessions during 2008. Mr. Coulter was elected as a member of the Committee on January 30, 2008 and Mr. Yabuki served as a member of the Committee until May 1, 2008. This Committee reviews and approves overall policy with respect to compensation matters. The Committee reviews the performance of the Chairman and Chief Executive Officer and makes recommendations to the Board on his compensation. The Committee approves senior officer compensation and reviews significant organizational changes and executive succession planning. As of the date of this proxy, the members of the Compensation and Organization Committee have not changed since year-end.

The Audit Committee, which at year-end consisted of Mr. Vaughan (Chair), and Messrs. Kearney and Rolls, met five times in regular sessions and two times in special sessions during 2008. Mr. Moffett served as Chair and as a member of the Committee until September 12, 2008, at which time Mr. Vaughan was elected Chair of the Committee and Mr. Kearney was appointed as a member of the Committee. Ms. Perry and Mr. Yabuki served as members of the Committee until March 12, 2008 and May 1, 2008, respectively. This Committee reviews the Company’s annual and quarterly financial statements, reviews the reports of the Company’s independent auditors and the performance of those auditors. The Committee also reviews the qualifications of the Company’s Internal Audit Department. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Kearney, Rinehart, Rolls and Vaughan as the “audit committee financial experts” (as defined under applicable Securities and Exchange Commission rules) on the Audit Committee. As of the date of this proxy, the members of the Audit Committee are Mr. Vaughan (Chair) and Messrs. Kearney, Rinehart and Rolls.

The Nominating/Corporate Governance Committee, which at year-end consisted of Dr. Gaudiani (Chair) and Messrs. Kearney and Lee, met three times in regular sessions and once in special session during 2008. Messrs. Lee and Yabuki were elected as members of the Committee on January 30, 2008 and May 1, 2008, respectively. Messrs. Clapp, Walker and Yabuki served as members of the Committee until May 1, 2008, January 30, 2008 and November 3, 2008, respectively. The Committee is responsible for MBIA’s Corporate Governance Practices, which establish corporate governance guidelines and principles with respect to the role of the Board of Directors, meetings of the Board of Directors, Board structure, policy on Board attendance and committees of the Board. This Committee also makes recommendations to the Board on Director nominees and on the size and composition of the Board. It also recommends guidelines and criteria for the selection of nominees. All members of the Nominating/Corporate Governance Committee are Independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Practices. As of the date of this proxy, the members of the Nominating/Corporate Governance Committee have not changed since year-end.

Special Litigation Committee

In addition, in 2008, the Special Litigation Committee, which at year-end consisted of Mr. Coulter (Chair) and Mr. Vaughan, met 18 times during 2008. Messrs Coulter and Lee served as co-Chairs of the Committee until June 2, 2008, at which time Mr. Coulter continued as Chair and Mr. Lee stepped down from the Committee. The Committee is responsible for investigating, analyzing and evaluating the matters raised in certain shareholder demand letters received by the Company in 2008 and to determine what action, if any, the Company should take with respect to such matters.

Committee Charter Revisions

In 2008, the Audit Committee, Credit Risk Committee and the Finance Committee undertook a review of their respective charters in light of recent developments and changing best practices with respect to the role of their respective Committees. As a result of this review, each Committee adopted and the Board approved, a revised charter for each of these Committees. A copy of the revised Audit Committee Charter is attached as Exhibit A hereto and copies of the revised Audit Committee, Credit Risk Committee and Finance Committee

Charters as well as the other charters are available on the Company’s website, www.mbia.com, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Role of the Compensation and Organization Committee

MBIA’s Compensation and Organization Committee (for purposes of this section, the “Committee”) is made up of six independent members of the Board of Directors who are not current or former employees of the Company and are not eligible to participate in any of the programs that it administers. The Compensation and Organization Committee sets the overall compensation principles of the Company and evaluates the Company’s entire compensation program at least once a year. As part of its specific responsibilities (i) it reviews for approval the recommendations of the Chief Executive Officer (the “CEO”) for the aggregate level of compensation to be paid to all employees of the Company, (ii) it reviews the recommendations of the CEO for the individual compensation levels for members of the senior leadership team, (which, excluding Jay Brown, are referred to in this section as “Senior Executives”), and (iii) it establishes and recommends to the Board the compensation level of the CEO. The Board approves the CEO’s compensation level and ratifies the recommendations of the Committee for the Executives’ compensation levels.

Since 2005, the Committee has retained Frederic W. Cook & Co., a compensation consulting firm, to assist and advise it in conducting a periodic comprehensive review of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels for its insurance operations relative to market practice.

Process for Director Searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Nominating/Corporate Governance Committee has engaged a third-party search firm to assist in identifying and evaluating potential nominees. The Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Committee’s selection process. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Committee and then, at the Chair’s discretion, by the entire Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Committee and by the Chairman and Chief Executive Officer.

The Nominating/Corporate Governance Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2008.

Directors’ Compensation

Independent Directors Retainer and Meeting Fees. In 2008, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000, which was increased from $40,000, plus an additional $2,000 for attendance at each Board meeting and each meeting of each Committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $15,000, and the Lead Director an annual Lead Director retainer of $50,000, which was increased from $25,000. The Directors’ fees were increased in 2008 in order to better align Directors’ current responsibilities and compensation and to continue to provide competitive total compensation in order to retain and attract qualified Directors. New board members are paid a $2,000 orientation fee. See the compensation table below under Independent Directors’ Total Compensation Components for a summary of all compensation changes in 2008.

An eligible Director may elect annually to be paid the retainer and meeting fees either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Until December 31, 2004, such deferral election was made under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, which was approved by the Board and the shareholders in 2002. As of January 1, 2005, deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan (which is substantially similar to the Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors, but is designed to comply with the requirements of Section 409A of the Code for amounts deferred on or after January 1, 2005). The total number of shares reserved under the plans was 100,000 shares, subject to adjustment in the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change. On July 14, 2008, the Board approved an increase of 200,000 shares bringing the total number of shares to 300,000 under the plans.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Lehman Brothers Government/Corporate Bond Index. Amounts allocated to the Director’s Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. As of December 31, 2008, Directors had elected to receive their retainer and meeting fees as follows: Messrs. Rinehart and Vaughan directly as cash payments, Messrs. Coulter and Lee directly as shares of common stock, Dr. Gaudiani as deferral into the investment account and Messrs. Kearney and Rolls and Dr. Meyer as deferral into the share account.

Independent Directors Restricted Stock Grants. In addition to the annual cash fees payable to Directors for 2008, the Company also granted Directors an award of restricted stock in 2008 with a value of $75,000 at the time of grant, which was increased from $50,000. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant, which was increased from $75,000 (see the compensation table below under the Independent Directors’ Total Compensation Components). Messrs. Coulter and Lee received a new director restricted stock grant in the amount of $75,000 and Mr. Rinehart received a new director restricted stock grant in the amount of $100,000 in 2008. On May 15, 2008, Drs. Gaudiani and Meyer and Messrs. Coulter, Kearney, Lee, Moffett, Rolls, Vaughan and Yabuki were awarded their annual restricted stock grant with a value of $75,000 at the time of grant. The Director restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by the Board and the shareholders in 2005.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation and Organization Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote the restricted shares.

Under the Omnibus Plan, the Compensation and Organization Committee of the Board of Directors has the discretionary authority to determine the Directors to whom restricted stock will be granted and the terms and conditions of such restricted stock, including the number of shares of restricted stock to be granted, the time or times at which the restricted stock will vest, whether any restriction shall be modified or waived after the date of grant, and the rights of a participant with respect to the restricted stock following the participant’s termination of service as Director. The Compensation and Organization Committee approved the vesting of the restricted shares awarded to Ms. Perry and to Messrs. Moffett and Yabuki upon their resignation from the Board in 2008. The decision of the Compensation and Organization Committee to waive the vesting restriction and to approve the immediate acceleration of vesting on the shares of restricted stock granted to each of these Directors upon their resignation reflected the Committee’s recognition of the contributions and service rendered by each of these Directors to the Company.

Independent Directors’ Total Compensation Components. Independent Directors’ compensation for 2007 and 2008 consisted of the following components.

Independent Director Total Compensation Components	2007	2008
Board Retainer	$40,000	$75,000
Committee Chair Retainer	$15,000	$15,000
Lead Director Retainer	$25,000	$50,000
Board & Committee Meeting Fee (per meeting)	$2,000	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000	$1,000
New Board Member Orientation Fee (per day)	$2,000	$2,000
Annual Restricted Stock Grant	$50,000	$75,000
New Director Restricted Stock Grant	$75,000	$100,000

Independent Directors’ Total Compensation Paid in 2008. The following table is a summary of total compensation paid and recognized in 2008 for each of the Independent Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer and Meeting Fees ($) (b)	Stock Awards ($) (c) (1)	All Other Compensation ($) (d) (2)	Total Compensation ($) (e)
David C. Clapp (3)	56,500	79,904	1,909	138,313
David A. Coulter (4)	132,875	11,875	—	144,750
Claire L. Gaudiani	123,500	35,012	1,909	160,421
Daniel P. Kearney	165,500	35,012	1,909	202,421
Kewsong Lee (4)	96,375	11,875	—	108,250
Laurence H. Meyer	129,500	27,508	1,294	158,302
David M. Moffett (3)	93,000	105,643	360	199,003
Debra J. Perry (3)	32,000	173,816	—	205,816
Charles R. Rinehart (4)	3,000	833	—	3,833
John A. Rolls	126,500	35,012	1,909	163,421
Richard C. Vaughan	137,250	12,503	502	150,255
Richard H. Walker (3)	10,000	(12,762)	—	(2,762)
Jeffery W. Yabuki (3)	72,438	145,268	949	218,655

(1)	The amounts shown represent the dollar amount of stock compensation expense recognized in 2008 under FAS 123R (excluding any reduction with respect to the risk of forfeitures), and includes compensation costs associated with stock awards granted in previous years as well as any stock awards granted in 2008. For a discussion of valuation assumptions, see Note 22 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008.
(2)	The amounts shown represent dividends paid on restricted stock and restricted stock units.
(3)	Messrs. Clapp, Moffett, Walker, Yabuki and Ms. Perry resigned in 2008. Mr. Walker has a negative stock amount because of the reversal of prior year stock award expense.
(4)	Messrs. Coulter, Lee and Rinehart were elected as new Directors in 2008.

Directors’ Deferred Compensation Balances and Equity Award Holdings as of December 31, 2008. As described under “Independent Directors Retainer and Meeting Fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Investment and Share Accounts (deferred retainer & meeting fees) and restricted stock and stock unit holdings as of December 31, 2008.

Name	Investment Account Balance ($)	Share Account Balance ($)	Share Account Balance (#)	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)	Restricted Stock Unit Holdings ($)	Restricted Stock Unit Holdings (#)	Total as of 12/31/08 ($)	Total as of 12/31/07 ($)
David C. Clapp	—	—	—	—	—	—	—	—	497,124
David A. Coulter	—	—	—	54,693	13,438	—	—	54,693	N.A.
Claire L. Gaudiani	115,267	49,775	12,230	55,678	13,680	14,209	3,491	234,929	397,490
Daniel P. Kearney	—	155,620	38,236	55,678	13,680	14,209	3,491	225,507	507,690
Kewsong Lee	—	—	—	54,693	13,438	—	—	54,693	N.A.
Laurence H. Meyer	—	81,120	19,931	48,311	11,870	—	—	129,431	162,629
David M. Moffett	—	—	—	—	—	—	—	—	19,748
Debra J. Perry	—	—	—	—	—	—	—	—	174,648
Charles R. Rinehart	—	—	—	87,342	21,460	—	—	87,342	N.A.
John A. Rolls	—	136,748	33,599	55,678	13,680	14,209	3,491	206,635	535,812
Richard C. Vaughan	—	—	—	38,832	9,541	—	—	38,832	27,498
Richard H. Walker	—	—	—	—	—	—	—	—	60,657
Jeffery W. Yabuki	—	—	—	—	—	—	—	—	92,278

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services during 2008 as Director.

COMPANY STANDARD OF CONDUCT

The Company has adopted a Standard of Conduct that applies to all Directors, Executive Officers, employees and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The Company intends to satisfy the disclosure requirements under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of its code of ethics and that relates to a substantive amendment or material departure from a provision of the code by posting such information on its internet website at www.mbia.com.

REPORT OF THE AUDIT COMMITTEE

To:	The MBIA Inc. Board of Directors
From:	The Audit Committee:
Mr. Richard C. Vaughan (Chair)
Mr. Daniel P. Kearney
Mr. John A. Rolls

The Audit Committee is composed of three Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee. In the third quarter of 2008, the Audit Committee undertook a review of its existing charter in light of recent developments and changing market practices with respect to the role of the Audit Committee. As a result of this review, the Audit Committee decided to revise its charter. The Committee adopted, and the Board approved, a revised Audit Committee Charter on February 23, 2009. A copy of the revised Audit Committee Charter is attached as Exhibit A hereto and is available on the Company’s website.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company Management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2008 Activities

3.	Limitations of the Audit Committee

1.	Respective Roles of the Audit Committee, Company Management and the Independent Auditors

We are appointed by the Board of Directors of the Company to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (2) the qualifications and independence of the Company’s independent auditor, (3) the performance of the Company’s internal audit function and independent auditor, (4) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (5) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2.	2008 Activities

In performing our oversight role for 2008, we have:

•	considered and discussed the audited financial statements for 2008 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by Public Company Accounting Oversight Board Rule 3526 “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	held special meetings in connection with the Company’s capital raising initiatives;

•	reviewed and discussed with management and PwC the Company’s establishment of unallocated loss and case basis reserves, its mark to market adjustments and other critical accounting estimates; and

•	performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

3.	Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 27, 2009

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the Company’s (“we” and “our” also refer to the Company) compensation programs as they applied to the Company’s employees, its named executive officers (Messrs. Chaplin, Corso, Fallon, Sonkin and Wertheim (the “Senior Executives”) and Mr. Brown, our Chief Executive Officer) for 2008, and certain compensation actions taken in respect of 2008 as a result of events that adversely affected the Company’s business, stock price and book value during 2007 and 2008. These events also had a significant impact on our industry as most of our competitors were downgraded to very low non-investment grade levels (ACA, FGIC, CIFG, and SYNCORA) or sold (FSA). These events had a material impact on the compensation payable to our employees in respect of 2007, and, in the judgment of our management and the Compensation and Organization Committee (the “Committee”), made it necessary to implement interim retention and incentive programs early in 2008. They have also led us to reevaluate our compensation programs for 2009 and future years.

In a letter to Company shareholders issued in February 2008, Mr. Brown referenced the challenges faced by the Company’s Board in making careful compensation decisions based on considerations of past performance and the need to retain and motivate employees. In the letter, he noted that the trend toward shareholder advisory voting on executive compensation policies and decisions, known as “say on pay”, is an important one for owners of public companies. Consistent with that view, he committed the Company to being a leader in the say on pay movement. As a first step he asked the Board to seek shareholder approval for the special restricted stock award, made in two parts in 2008 and 2009, that was granted in connection with his return as the Company’s CEO. This restricted stock award was presented to and approved by shareholders at the Company’s 2008 Annual Meeting.

In furtherance of these principles, in 2009 Mr. Brown recommended and the Committee and the Board of Directors adopted, a “say on pay policy”, which is set forth on pages 52-53 of this Proxy (the “Say on Pay Policy”).

1. The Role of the Committee, the Consultant and the Executive Officers in Setting Compensation

The Committee is responsible for overseeing the Company’s compensation programs generally and for all significant decisions regarding the Senior Executives’ compensation. The Committee is assisted in making its determinations by its independent consultant, Frederic W. Cook & Co. Inc. (“Cook”). Aside from its role as the Committee’s independent consultant, Cook provides no services to the Company.

Cook assists the Committee in evaluating the competitiveness of our programs, in reviewing the recommendations made by management, and in designing and structuring specific compensation awards to effect the objectives that the Committee seeks to achieve. When making compensation decisions, the Committee also considers recommendations of our Chief Executive Officer (except with respect to the Chief Executive Officer’s compensation), as well as information provided by the Human Resources Department which administers our compensation and benefits programs. In fulfilling its duties, and developing its recommendations, to the Committee, Cook will consult with our Chief Executive Officer and others, as it deems necessary or appropriate. Among other things, such consultation enables Cook to understand the business objectives targeted by management’s recommendations on compensation and the data upon which management recommendations have been developed. In early 2008, the Committee, working with Mr. Brown and with the assistance of Cook, assessed the appropriate mix of base salary, annual bonus and long-term incentive awards for the Senior Executives. In approving the base salary adjustments, annual bonus awards and the long-term incentive awards in February 2009 for the 2008 performance year, the Committee did not seek the advice of Cook since these awards were consistent with the mix targeted in early 2008 with the advice of Cook.

2. Guiding Principles of Compensation

The fundamental goal of the Company’s compensation program is to attract, retain and motivate a highly skilled team of executives and employees who will achieve superior performance that builds shareholder value.

The Company’s compensation program is significantly linked to shareholder interests as our emphasis is and has always been on pay for performance, with individual and corporate performance rewarded on a short-term and long-term basis. In addition, in taking actions in 2009, both with respect to compensation for 2008 and thereafter, the Committee has taken into account extraordinary, market-driven events that have adversely affected both our Company and the compensation of our employees. As is described below, the Committee has taken steps to assure that the Company can retain and properly motivate our team of executives and employees.

Specifically, the principles that guide our compensation program include:

Pay Competitively. It has been our consistent policy that compensation should be competitive with organizations with comparable business profiles and similar financial performance to enable the Company to attract and retain top talent. At least once a year, the Committee compares executive target and actual compensation with data from a group of peer companies, the composition of which we also review periodically. Cook assists the Committee in evaluating the competitiveness of our program and provides comparative “benchmark” data.

Generally, the executives’ total compensation (including base salary, annual bonus and long-term incentive compensation) has been targeted to range from the 50th to 75th percentile of the peer companies’ total compensation for each job, given Company, business unit and individual performance in any given year. Actual compensation would fall above or below the target based on actual performance during the period.

As noted above, however, for the 2008 compensation, we considered the extraordinary circumstances facing the Company. Given the business climate and its impact on MBIA and our industry peers, benchmarking did not significantly influence our pay decisions for 2008. However in prior years, the benchmark group used by the Committee to determine compensation consisted of a broad group of 14 companies representing insurance, financial guarantee and other relevant businesses. Individual peer companies were also selected based on comparable size measures relative to the Company such as net income, assets and market capitalization. The companies included in the benchmark group were: ACE Limited, Chubb, Fidelity National Financial, Genworth Financial, Lincoln National, Old Republic International, PartnerRe Limited, Everest Re Group, Ambac Financial Group, MGIC Investment, Radian Corp., Moody’s, Franklin Resources and T. Rowe Price. This group will be re-evaluated in 2009.

Pay for Performance. We believe that an executive’s compensation should generally reflect his or her achievement of agreed upon short-term and long-term individual goals; where appropriate, the performance of the executive’s unit, as determined by the unit’s achievement of specified unit goals; and the performance of the Company as a whole, based on the achievement by the Company of goals determined by the Committee. Performance includes a combination of specific quantitative performance metrics as well as qualitative business objectives.

Align Employee and Shareholder Interests. We have historically designed our programs so that, as an executive assumes greater seniority and responsibility, his or her compensation should have a greater emphasis on long-term incentives that encourage superior performance that builds long-term value for the Company and its shareholders. This has been accomplished by increasing the percentage that long-term incentives represent of an executive’s overall compensation as the executive’s responsibility increases. The combination of short and longer term incentives was intended to further align the Senior Executives’ interests with the interests of both the Company and its shareholders. The Senior Executives and other executives who have received long-term incentive awards in the form of restricted stock and stock options have experienced a substantial if not total decline in the value of their long-term incentive awards as a result of the decline in the Company’s book value and in the price of the Company’s stock, reflecting their alignment with the Company’s shareholders.

3. Components of Total Compensation

The Company has historically compensated our executives utilizing a program comprised of three main elements: base salary, annual bonus and long-term incentive awards. In establishing total compensation, the greatest emphasis has historically been placed on variable, performance-based compensation, with long-term incentive compensation generally representing the greatest percentage of each executive’s compensation. Management believes that the percentage of total compensation comprised of long-term incentive elements should rise as an Executive’s level of responsibility increases. In 2008, for example, excluding the special one-time retention awards and “Special Awards” discussed below, base salaries for the five individuals serving as Senior Executives were targeted to account for an average of 20% of total 2008 compensation, annual cash bonus opportunities were targeted at an average of 25%, and long-term incentive compensation opportunities were designed to represent 55% of such annual total compensation opportunities. This mix of base, bonus and long term incentives was maintained for 2009. As discussed below, early in 2008, all employees including the executive officers were granted fixed dollar retention awards, and the Senior Executives were each also provided the one-time Success Award and performance vesting option grant discussed below.

As noted above, the business conditions facing the Company beginning in the fourth quarter of 2007 and continuing throughout 2008 caused the Committee to make adjustments in our compensation programs to reflect and to react appropriately to the circumstances currently prevailing. In late 2007 and early 2008, the Company found itself facing a significant need for new capital due largely to the rapid decline in the U.S. residential real estate market and the near total collapse in global liquidity for structured financial products. We have taken significant steps to address these needs, raising in excess of $2.6 billion in capital in the first quarter of 2008. These circumstances also required a re-focus of management’s efforts on critical and immediate initiatives and led to a re-evaluation by the Committee and management of what kinds of incentives were appropriate for management over the short and medium to long term.

Accordingly, in February 2008, when we would have ordinarily made long-term incentive awards based on 2007 performance, the Committee, with advice and assistance from Cook and the Committee’s independent legal counsel, instead approved the special one-year retention and performance awards, along with a special performance vesting option grant, as each is described in greater detail below under “Compensation of Senior Executives”. The Success Awards were designed as an additional one-time reward and incentive for the Senior Executives for, among other items, the capital raising efforts and the achievement of objectives related to the Company’s plan to establish separate legal operating entities to engage in the public finance, structured finance, asset management and international business (the “Transformation”). The combination of short and longer term incentives are intended to further align the Senior Executives’ interests with the interests of both the Company and its shareholders. The Success Awards targeted those short-term objectives that were critical to the Company’s capital raising initiatives and Transformation plan and reflected the environment the Company faced in late 2007 and in 2008.

The Committee, working with Cook and management of the Company, is reviewing: (1) what kinds of long-term incentive awards would be appropriate for 2010, (2) what annual bonus targets should be used for 2010 as well as (3) all aspects of the three main elements of our program: base salary, annual bonus and long-term incentive awards for 2010 and going forward.

The following is a description of the three elements of our compensation program:

Fixed Compensation (Salary)

Salary levels for all employees are generally based on the job content of each position and on competitive salaries for comparable positions. From time to time salary adjustments are made based on the employee’s change in responsibilities, experience, performance and potential.

Annual Variable Compensation (Performance Bonus)

The annual performance cash bonus component of incentive compensation is designed to compensate executives for overall Company performance relative to the financial and other objectives established for the year, the performance of their unit (to the extent applicable) and their individual performance in the relevant year.

2008 Performance Bonuses. The performance objectives for 2008 established in the beginning of the year consisted of 17 objectives grouped into 5 broad areas (1) Balance sheet strength and Rating stability, (2) Transformation of the Business Model, (3) People Management, (4) Consolidated Financial Performance and (5) Asset Management Performance. Each broad area was assigned a percentage weight and each objective within a broad area was given a relative weight and assigned a score of between 50 and 150 based on the relative achievement of that objective. The achievement of a score of 150% on all of the objectives would have resulted in the bonus pool being 150% of the target bonus pool. When the objectives were set in early 2008, it was acknowledged that the Committee might adjust the quantitative result, based on environmental, competitive and unforeseen conditions. Mr. Brown provided a quantitative assessment of the Company performance on each of the 17 objectives. The quantitative assessment resulted in a performance score, on the scale of 50 to 150, of 64. The Compensation Committee determined to provide a bonus pool consistent with a score of 67%; with the adjustment attributed to:

•	The market environment was significantly worse than expected when the objectives were put in place, to which the Company’s response was solid;

•	Including the FGIC transaction, MBIA wrote more business than other bond insurers in 2008;

•	MBIA retained investment grade ratings despite the rating agencies’ revised views of mortgage-market related exposures;

•	The Company reduced future credit volatility through commutations and other remediation activities; and

•

Through risk management and capital raising activities, MBIA had adequate assets to file its Transformation application with its regulators. The application was approved in February 2009, and MBIA became the only significant bond insurer with a legal entity vehicle solely focused on the domestic public finance market.

2009 Performance Objectives. Mr. Brown recommended and the Board of Directors approved company performance objectives for 2009 consisting of 12 objectives grouped into 4 broad areas (1) 30% Sufficient Balance Sheet Strength (Stability and Adequacy of Liquidity Position, Proper Capitalization of Entities), (2) 20% Accumulating Strategic Advantages (New Municipal Bond Insurance Company, International and Structured Finance, Opportunistic Use of Balance Sheet Resources, Developing Alternative Business Opportunities), (3) 40% Set Foundation to increase Adjusted Book Value to $50 in 3 Years (Consolidated Net Income excluding mark to market, Gross Insurance Expenses, Business Production, Asset Management Net Income, Asset Management Assets Under Management Growth), (4) 10% Maintain Commitment to People and Governance. Similarly to 2008, the Committee will review performance on these quantitatively at year end, subject to the Committee’s authority to adjust the final score up or down based on their business judgment.

Long-Term Incentive Awards

Actions Pertaining to 2008 Compensation. Starting with long-term incentive awards made in 2005 for the 2004 performance year, we made awards to Executives in the form of restricted stock that would generally vest three years after the grant date, subject to the achievement of a specified level of growth in modified book value (“MBV”) per share over such three-year period. The number of shares of MBV restricted stock that would vest at the end of each three-year performance period was to depend on growth in MBV over the three-year period, but could not exceed the number of shares granted. For example, if MBV grew by 30% or more over the three-year period, then 100% of the MBV restricted stock was to vest. If MBV growth over the three-year period was lower than 30%, the number of shares of MBV restricted stock that was to vest at the end of the three-year period was to be adjusted downward in proportion to the amount by which actual growth in MBV over the three-year period was below 30%. MBV restricted stock will partially vest under certain conditions, including termination of employment without cause, death or disability, or a change of control of the Company.

As a result of the impact of market conditions and the Company’s financial performance, the MBV Restricted Stock awards made in 2006 for the 2006-2008 periods were not earned, and were forfeited. Additionally, the value of the 2007 awards for the 2007-2009 are substantially lower than expected and are not likely to be earned because of the impact on the MBV formula of the Company’s recent performance. In 2008, the Company reduced its prior accruals for the MBV awards by $39 million in recognition of the fact that all outstanding awards are likely to result in no payout to executives. The effect of such performance on such incentives, and the absence of otherwise effective retention and incentive tools in large part prompted the adoption in 2008 of the retention and Success Bonus arrangements described below.

2008 Retention Award, Success Awards and Performance Option Award. Because of the need to emphasize immediate objectives and to assure that the Company retains the services of all employees during 2008, which was a critical period for the Company, in late February 2008 the Committee approved cash retention awards for each of the active employees of the Company and the Senior Executives, other than Mr. Brown (whose compensation arrangements are described below). Payment of these retention awards was conditioned upon the recipient’s continuous employment with the Company through February 28, 2009, except that the full award was payable if employment was involuntarily terminated prior to that date by the Company without cause, or due to death, or disability. The Company paid $2.8 million to terminated employees pursuant to the retention plan. The Committee also approved a partial distribution of $16.6 million in December of 2008 of the retention award and paid the remainder in February of 2009. A total of $33.0 million was paid out to 382 active employees (excluding Mr. Brown) under this plan.

Additionally, the Committee also approved the granting of certain cash performance awards (the “Success Awards”) for the Senior Executives that would become payable, if at all, if the Company achieves predetermined goals to be established and as determined by the Committee. See the discussion of senior executive compensation below as to amounts of the Success Awards actually paid to the Senior Executives based on the achievement of the goals related to these Success Awards.

In March 2008, in lieu of the Company’s usual long-term incentive award, Mr. Brown recommended and the Committee and Board awarded the Senior Executives a total of 1,800,000 stock options (the “2008 Options”), which will generally become vested and exercisable only if the value of our stock increases significantly from the value at the time of grant, as described in more detail below under “Compensation of the Senior Executives”. The 2008 Options were granted from the 2,500,000 option shares that Mr. Brown surrendered in connection with his return to service as the Company’s Chief Executive Officer as described below under “Compensation Decisions for Mr. Brown” and have performance vesting conditions comparable to those applicable to the special restricted stock grant to Mr. Brown, which was approved by our shareholders at the 2008 Annual Meeting.

In determining to implement these retention arrangements and make available the Success Awards and to grant the 2008 Options, the Committee took into consideration that, as a result of a combination of factors, including our share ownership guidelines and our heavy emphasis on equity based compensation, our executive officers suffered a substantial or total loss in the value of their MBV restricted stock and stock options along with losses suffered by our shareholders as a result of the decline in the value of our stock (as is illustrated in the table set forth below under Item 8, Stock Ownership Guidelines).

Long-Term Awards Made in 2009 for the 2008 Performance Year. In 2009, consistent with the compensation mix targeted by the Committee in early 2008, the Committee approved a three-year cash-based long-term incentive award and an award of stock options that generally vests in its entirety on the fifth anniversary of the grant for 2008 performance for the Senior Executives. See the discussion of senior executive compensation below under “2008 Long-Term Incentive and Cash Awards”. In 2009, the Company also awarded three forms of long-term incentives for 2008 performance to 183 executives other than Mr. Brown and the Senior Executives comprised of a three-year cash award, a five-year cash award and a five-year restricted stock award. These awards are described under “Certain Compensation Actions Executives and Employees, other than Mr. Brown and the Senior Executives,” below.

Future Awards. Also as noted above, the Committee, in consultation with Cook and Mr. Brown, is continuing to evaluate the design of our long-term incentive compensation awards in conjunction with its ongoing assessment of salary levels and annual bonuses. For 2009, the Company has determined that no short-term retention or special awards are needed to retain and motivate its employees, beyond its commitment to pay minimum annual bonus payments at 50% of target of $17.0 million (which is one-third of the maximum amount of bonus payable) to bonus eligible employees, other than Mr. Brown and the Senior Executives. The Company and the Committee believe that appropriately designed annual bonuses and long-term incentive compensation awards continue to be an essential, and should be the principal, component of our management compensation program. This reassessment of the appropriate kind of long-term incentive award is consistent with our practice of trying to align these awards with our business needs and objectives, recognizing that different arrangements may be needed in particular time frames such as we are experiencing.

4. Compensation Discussions Pertaining to Mr. Dunton

Mr. Dunton terminated employment as Chief Executive Officer in February 2008. The Compensation paid to Mr. Dunton in connection with his termination and the other termination provisions were fully described in last year’s CD&A.

5. Compensation of Mr. Brown

On February 16, 2008, the Board elected Joseph W. Brown, 60, to the Board and the offices of Chairman, President and Chief Executive Officer of the Company. The Board determined Mr. Brown to be singularly qualified to lead the Company during what it believes to be the most serious challenge in its 34-year history. The Board came to this view because of Mr. Brown’s deep understanding of the Company—he was an original shareholder board member in 1986 when MBIA became a monoline insurer and thereafter served as an independent director or management director until the shareholders meeting in May 2007, when he retired. From January 1999 through May 2004, Mr. Brown served as Chief Executive Officer of the Company and was the Executive Chairman of the Company from May 2004 to May 2007. Thus, Mr. Brown held a senior executive position with the Company for a total of eight years. After his retirement in May 2007, he had continued to review and monitor the Company’s performance as a significant shareholder. The Board concluded that these varied roles, and Mr. Brown’s long history of involvement with the Company, gave him a unique vantage point from which to assess what has worked and what has not worked over the history of the Company and the financial guarantee industry. Moreover, the Board was cognizant of the fact that he had previously provided proven leadership to the Company, including in other difficult times.

To induce Mr. Brown to return, the Committee determined that it needed to offer Mr. Brown a market-competitive compensation package that provided him appropriate economic incentives for enhancing shareholder value over a substantial period of time. Mr. Brown, in turn, was willing to accept a below market level of fixed compensation with the opportunity to earn substantial compensation based on appropriate performance objectives. In consultation with Cook, the Committee recommended, and the Board approved, a five-year employment arrangement for Mr. Brown. The principal element of this arrangement is a long-term incentive award in the form of restricted stock, which was granted with shareholder approval and has an aggregate value, at grant, of $25 million. In partial consideration of receiving the restricted stock award, Mr. Brown also agreed to cancel his 2,500,000 outstanding stock options, thereby offsetting a portion of the value of his new long-term incentive opportunity. To further align the interests of management with those of shareholders, Mr. Brown had requested that the 2,500,000 options he had agreed to cancel be made available for additional stock awards to other key members of management.

Under the terms of this award, Mr. Brown received an initial restricted stock award of 1,634,000 shares on February 18, 2008, and an additional award of 1,291,990 restricted shares, which was granted on February 18, 2009. The 1,634,000 shares had an aggregate value of $20 million, based on the closing price of the Company’s stock on February 15, 2008, which was the last business day prior to the date Mr. Brown was re-elected as Chief

Executive Officer of the Company. The second part of this award of 1,291,990 restricted shares had a value of $5 million on February 18, 2009 (based on the average closing prices of the Company’s stock for the 20 days prior to that date, which was $3.87).

To align Mr. Brown’s interests with those of shareholders and to provide material incentives for him to perform, both of these restricted stock awards will become vested on or before February 18, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to February 18, 2013, or if Mr. Brown’s employment is involuntarily terminated before that date and before achieving this stock price target, the shares subject to these awards will vest, if at all, on February 18, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share. Vesting of these shares will also occur in the event of a change in control of the Company prior to February 18, 2013, with the number of shares vesting on the date of the change in control being determined based on the stock price immediately prior to the change in control, and any shares that do not vest upon the change in control continuing to vest through February 18, 2013 based on the stock price through that date as described above.

Once any such shares subject to these awards are vested, Mr. Brown may not dispose of the shares until the later of (i) February 18, 2013 and (ii) one year after he ceases to be an employee of the Company. As an additional condition to his receipt of the restricted stock award and further evidence of Mr. Brown’s long-term commitment to the Company, Mr. Brown agreed not to compete with the Company, both during his employment with the Company and for five years following his termination of employment for any reason.

During his prior tenure with the Company, a substantial portion of Mr. Brown’s long-term incentive awards took the form of performance-based restricted stock awards. The Company and Mr. Brown believed that such awards aligned his interests with those of shareholders by rewarding him for continued and sustained growth that enhanced shareholder value. Mr. Brown never exercised any option granted to him by the Company and did not sell any Company stock during his service from 1999 until his retirement in May 2007, demonstrating his commitment to having his personal interests aligned with other owners of the Company. Indeed, as the inducement and incentive for Mr. Brown to remain as Executive Chairman from 2004 through May 2007, the Company granted him a single, substantial MBV restricted stock award in lieu of annual long-term awards during such three-year period of service. The restricted stock award granted as an inducement for him to return is therefore generally consistent with these prior practices.

Nevertheless, to avoid any question as to appropriateness of this compensation package relative to his services, Mr. Brown insisted that the terms and conditions of the restricted stock awards be presented to the Company’s shareholders for approval. The shareholders of the Company approved this award at the annual meeting in May of 2008.

Mr. Brown had also committed to and did purchase 359,000 shares of the Company’s common stock with his own funds by June 30, 2008. Subsequent to June 30, 2008 Mr. Brown purchased an additional 225,000 Company shares with his own funds bringing his total ownership to 4,128,446 shares (consisting of 1,202,456 shares owned without restriction and 2,925,990 representing the shareholder approved restricted stock grants).

Mr. Brown also receives an annual salary of $500,000, and a maximum annual incentive bonus of $2,000,000, to be payable based on performance as approved by the Committee. Mr. Brown is not eligible for any other long-term incentive awards until 2013. Mr. Brown does not have an employment or severance agreement and, except with respect to his award of restricted stock, is not entitled to any benefits or other payments payable in connection with any change of control of the Company.

2008 Performance Bonus. For 2008, Mr. Brown’s target bonus opportunity was 200% of his base salary, with the opportunity to earn up to 200% of target. The structure of his bonus opportunities remains the same for 2009. The Committee established the following performance objectives for Mr. Brown for 2008: (1) 50% of the bonus to be payable based on the attainment of the same performance objectives as the Success Bonus objectives; (2) 15% of the bonus to be payable based on the attainment of financial goals for the Company’s entire operations, the achievement of certain expenses against budget for the insurance operations and the achievement of the business plan for the asset management business; (3) 15% of the bonus to be payable based on completing a 5-year transformation plan for the Company; (4) 10% of the bonus to be payable based on establishing a plan to have in place a senior management team for the 5-year transformation and a succession plan for the senior team; and (5) 10% of the bonus to be payable based on successfully lobbying the U.S. Congress to close the affiliate reinsurance tax loophole or having a plan in place for the Company to lower and optimize its U.S. taxes under current law.

Prior to the meeting of the Committee on February 10, 2009 Mr. Brown recommended that no bonus be awarded to him for 2008 performance. However, the Committee evaluated Mr. Brown’s performance against the above criteria and determined that Mr. Brown deserved a bonus of $1,500,000 for 2008 based on an aggregate assessed level of achievement of 75% of maximum. Mr. Brown subsequently declined the award. Mr. Brown’s salary remains at $500,000 for 2009.

The portion of Mr. Brown’s salary paid in 2008 and the 2008 expensed portion of his restricted stock grant appears in the Summary Compensation table for 2008.

In accordance with the Company’s Say on Pay Policy described below, the Board of Directors and the Company recommends that the shareholders vote FOR Proposal 3 set forth on page 53 of this proxy to express their support for the compensation decisions made in February 2009 for Mr. Brown for the 2008 performance year as set forth in the table on such page.

The shareholder vote on Proposal 3 is advisory in nature and therefore will not be binding on the Board. However, the Compensation and Organization Committee will take into account the results of the vote in considering annual CEO compensation in subsequent periods.

2009 Performance Objectives. The Committee approved the following goals for Mr. Brown in respect of his annual bonus for the 2009 year: (1) 50% based on attainment of the financial goals for the entire Company’s operation, (2) 35% based on completing the Transformation plan for Public Finance, International, Structured and Asset Management, (3) 10% based on retaining the senior management team and having in place both a short- and long-term succession plan for the entire senior team, (4) 5% based on successfully lobbying the U.S. Congress to close the affiliate reinsurance tax loophole.

6. Compensation of the Senior Executives

Our senior management team is comprised of Messrs. Chaplin, Corso, Fallon, Sonkin and Wertheim in addition to Mr. Brown. Below is a description of certain compensation actions taken during 2008 for the 2007 performance year for the Senior Executives, the compensation actions taken in February 2009 for the 2008 performance year for the Senior Executives and a special stock option award made to the Senior Executives in March 2008, in each case as recommended by Mr. Brown and approved by the Committee:

A. Certain Compensation Actions taken in 2008 for the 2007 Performance Year

Retention Awards. As described above, the Committee decided to grant the Senior Executives (as well as all other employees) retention awards in February of 2008 based on 2007 performance and the challenges that faced the Company. The awards were paid out 50% in 2008 and 50% in 2009. Mr. Chaplin was awarded $2,250,000, Mr. Corso $1,750,000, Mr. Fallon $2,250,000, Mr. Sonkin $2,250,000 and Mr. Wertheim $1,250,000.

The payments made in 2008 appear in the proxy summary compensation table for 2008 and the payments made in 2009 will appear in the proxy summary compensation table for 2009. No short-term retention awards were granted to the Senior Executives for 2009.

2008 Success Award Grants. As described above, the Company made a decision to grant the Senior Executives Success Awards in February of 2008. Based on Mr. Brown’s recommendation and the Committee’s assessment of the achievement of certain goals related to the Success Awards, the Committee approved a grant of the following target Success Awards to be payable in 2009. Mr. Chaplin was awarded $1,500,000, Mr. Corso $1,000,000, Mr. Fallon $1,500,000, Mr. Sonkin $1,500,000 and Mr. Wertheim $750,000. The actual Success Awards paid to the Senior Executives are set forth below.

These awards are included in the proxy Grants of Plan-Based Awards table for 2008. No Success Awards were established for 2009.

2008 Stock Option Award. In March 2008, as a one-time long-term incentive award, we awarded the Senior Executives a total of 1,800,000 stock options (the “2008 Options”). The 2008 Options were granted from the 2,500,000 option shares that Mr. Brown surrendered in connection with his return to service as the Company’s Chief Executive Officer as described above under “Compensation Decisions for Mr. Brown”. The 2008 Options fully vest if the average share price of MBIA common stock over any 20 consecutive trading days is at least $40 per share, subject to continued employment through the vesting date. In addition, a portion of the 2008 Options vest upon a change in control (based on the share price immediately prior to the change in control) or retirement or on March 28, 2013 (based on the average price for the 20 previous trading days), subject to continued employment through such date, where (1) none of the options vest if the price is $16.20 or less, (2) 20% vest if the price is $20.96, (3) 40% vest if the price is $25.72, (4) 60% vest if the price is $30.48, (5) 80% vest if the price is $35.24 and (6) all of the options vest if the price is $40 or more, with interpolated vesting if the price is between such points. Any 2008 Options that remain unvested after resignation (other than retirement), termination for cause or on March 28, 2013 will be cancelled. The 2008 Options expire on March 28, 2015. A total of $9.2 million (determined using a Stock Option Monte Carlo valuation model) was granted under this program.

These awards appear in the proxy Grants of Plan-Based Awards table for 2008.

B. Compensation Actions taken in February/March 2009 for the 2008 Performance Year

2008 Performance Bonuses. For Senior Executives, other than Mr. Brown, bonus targets ranged from 100% to 125% of base salary up to a maximum of 281%, based on the Senior Executive’s role within the Company.

As noted above, Mr. Brown recommended to the Committee a quantitative assessment of 64% representing the Company’s weighted average performance on the 17 objectives set forth at the beginning of the year and an assessment of each Senior Executive’s individual performance in 2008. The Committee approved Mr. Brown’s individual recommendations of annual incentive bonus payouts as follows:

Senior Executive	2008 Cash Performance Bonus
C. Edward Chaplin	$506,250	68% of target & 30% of a maximum of $1,687,500
Mitchell I. Sonkin	$618,750	83% of target & 37% of a maximum of $1,687,500
William C. Fallon	$675,000	90% of target & 40% of a maximum of $1,687,500
Clifford D. Corso	$450,000	60% of target & 27% of a maximum of $1,687,500
Ram D. Wertheim	$375,000	94% of target & 42% of a maximum of $900,000

These payments are included in the proxy Summary Compensation table for 2008.

2008 Payout of Success Awards. Mr. Brown recommended that the Committee approve the achievement of certain goals related to the Success Awards at a payout at 70% of maximum. Members of both the Committee and the Board of Directors had a number of discussions on the Success Awards with Mr. Brown and Mr. Kearney, our Lead Director and Chairman of the Committee. The Committee discussed the awards at three separate meetings and the Executive Committee of the Board also had a discussion of the achievement of the goals. Ultimately, the Committee and the independent members of the Board approved a payout at $250,000 to each of the Senior Executives, which was 20% of the combined target success award for the Senior Executives.

The payments of $250,000 to each Senior Executive are included in the proxy Summary Compensation table for 2008.

2008 Long-Term Incentive and Cash Awards. In February 2009, Mr. Brown recommended and the Committee approved long term awards for 2008 performance for the Senior Executives be paid in two forms. The first was a three-year cash award to be paid out in 2012. A total of $4.2 million was granted under this program. The second was the award of stock options that vest in its entirety on the fifth anniversary of the grant and expire on the seventh anniversary of the grant. The strike price of the options was set at the closing price of the stock on February 12, 2008, the date on which the grant was approved. A total of $4.6 million (determined using the Black-Scholes option valuation model) was granted under this program.

The awards were as follows:

Senior Executive	Three-year Cash LTI	Stock Options (#)	Stock Options ($)
C. Edward Chaplin	$900,000	400,000	$1,042,720
Mitchell I. Sonkin	$900,000	350,000	$912,380
William C. Fallon	$900,000	400,000	$1,042,720
Clifford D. Corso	$900,000	350,000	$912,380
Ram D. Wertheim	$600,000	250,000	$651,700

These two awards are intended to provide both an appropriate incentive for the Senior Executives to increase the value of the Company’s stock over the long term, and an appropriate level of fixed compensation that is intended to assure retention of the services of these Senior Executives during the next critical years for the Company.

These awards will appear in next year’s proxy Grants of Plan-Based Awards table.

2009 Salary Actions. During 2008 the Company realigned responsibilities and eliminated a number of executive positions. Consistent with their new responsibilities and market comparisons, we increased the base salaries of the Senior Executives for 2009. Mr. Chaplin’s salary was increased $150,000 to $750,000, Mr. Corso’s $50,000 to $650,000, Mr. Fallon’s $150,000 to $750,000, Mr. Sonkin’s $50,000 to $650,000 and Mr. Wertheim’s $100,000 to $500,000.

In accordance with the Company’s Say on Pay Policy described below, the Board of Directors and the Company recommends that the shareholders vote FOR Proposal 4 set forth on page 54 of this proxy to express their support for the compensation decisions made in February 2009 for the Senior Executives as a whole for the 2008 performance year as set forth in the table on such page.

The shareholder vote on Proposal 4 is advisory in nature and therefore will not be binding on the Board. However, the Compensation and Organization Committee will take into account the results of the vote in considering annual Senior Executive compensation in subsequent periods.

7. Certain Compensation Actions Executives and Employees, other than Mr. Brown and the Senior Executives

2007 Long-Term Incentive and Cash Awards. In 2008, the Company awarded two forms of long-term incentives for 2007 performance to 201 executives other than Mr. Brown and the Senior Executives. The first was a three-year restricted stock award to be paid out in 2011. The second was a five year restricted stock award to be paid out in 2013. A total of 1,016,646 shares valued at $15.2 million were granted under these programs. Payment of each of these long-term awards is generally conditioned upon the recipient’s continuous employment with the Company through the end of the vesting period subject to accelerated vesting upon the occurrence of certain events.

2008 Performance Bonuses. For 2008, bonus targets ranged from 20% to 80% of base salary for bonus eligible employees. Based on Mr. Brown’s recommendation, the Committee approved annual incentive payouts of $16.2 million to 310 employees, which represents a bonus pool that is 67% of the target bonus pool and 44% of the maximum bonus pool for the Company’s bonus eligible employees, excluding Mr. Brown and excluding the Senior Executives.

2008 Long-Term Incentive and Cash Awards. In 2009, the Company awarded three forms of long-term incentives for 2008 performance valued at $16.8 million to 183 employees other than Mr. Brown and the Senior Executives. The first was a three-year cash award to be paid out in 2012. A total of $9.4 million was granted under this program. The second was a five-year cash award to be paid out in 2014. A total of $4.4 million was granted under this program. The third was a five-year restricted award to be paid out in 2014. A total of 740,000 shares worth $3.0 million (based on the closing stock price on February 12, 2009) were granted under this program. Individual awards were based on a percentage of the employee’s total salary and bonus for 2008. Payment of each of these long-term awards is generally conditioned upon the recipient’s continuous employment with the Company through the end of the vesting period subject to accelerated vesting upon the occurrence of certain events.

2009 Salary Actions. For 2008, we targeted base salaries for employees at close to the median salary of employees in similar positions. The Committee approved aggregate salary increases of $4.6 million for employees and executives (other than Mr. Brown and the Senior Executives) for 2009 reflecting changed job responsibilities and merit and promotion increases on a base of $56.9 million for our 410 employees.

8. Stock Ownership Guidelines

The Company has stock ownership guidelines to align senior management’s interests with those of shareholders. Under our stock ownership guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to approximately five times his annual salary, and the other Senior Executives are expected to own Company stock with a value of approximately three or four times their annual salary, depending on their job and title. This includes stock owned directly and stock held in retirement plans and does not include the value of restricted stock or stock options. The following table illustrates (amounts shown are in $000s, with stock values based on the closing value of a share of stock on the stated date or the immediately prior trading date) the significant decline these executives experienced during 2007-2008 in the value of their holdings in, or their compensation valued by reference to, our stock:

Executives’ Equity Holdings

Values as of 1/1/2007, 12/31/2007 and 12/31/2008 ($, 000)

	January 1, 2007 ($73.06 Share Price)
Executive	Options ($)	MBV Restricted Stock ($)	Restricted Stock ($)	Directly Owned ($)	Total ($)	Number of Directly Owned Shares
Joseph W. Brown	72,651	23,890	0	46,174	142,715	632,000
C. Edward Chaplin	583	913	2,287	513	4,296	7,020
Mitchell I. Sonkin	1,221	1,770	367	0	3,358	0
William C. Fallon	770	1,345	0	0	2,115	0
Clifford D. Corso	2,366	2,236	292	649	5,543	8,887
Ram D. Wertheim	5,982	1,770	710	1,566	10,028	21,430

	December 31, 2007 ($18.63 Share Price)
Executive	Options ($)	MBV Restricted Stock ($)	Restricted Stock ($)	Directly Owned ($)	Total ($)	Number of Directly Owned Shares
Joseph W. Brown	0	0	0	11,521	11,521	618,433
C. Edward Chaplin	0	609	583	168	1,360	9,020
Mitchell I. Sonkin	0	793	460	0	1,253	0
William C. Fallon	0	578	0	37	615	2,000
Clifford D. Corso	0	984	75	166	1,225	8,887
Ram D. Wertheim	0	722	78	467	1,267	25,061

	December 31, 2008 ($4.07 Share Price)
Executive	Options ($)	MBV Restricted Stock ($)	Restricted Stock ($)	Directly Owned ($)	Total ($)	Number of Directly Owned Shares
Joseph W. Brown	0	0	0	4,432	4,432	1,088,993
C. Edward Chaplin	0	0	64	105	168	25,680
Mitchell I. Sonkin	0	0	101	26	127	6,400
William C. Fallon	0	0	0	37	37	9,000
Clifford D. Corso	0	0	0	78	78	19,109
Ram D. Wertheim	0	0	0	141	141	34,634

The Company has had stock ownership guidelines since 1999 for the sale of stock acquired upon exercise of stock options and the sale of restricted stock that becomes vested. Under these guidelines, as modified in 2006, Senior Executives are expected to retain 50% (and our Chief Executive Officer 75%) of the shares of restricted stock that becomes vested and of shares acquired upon the exercise of stock options, net of any sales needed to pay taxes upon vesting, until they meet the general ownership guidelines described above. Once the ownership guidelines are met, our Chief Executive Officer is expected to retain 50% and Senior Executives are expected to retain 25% of the shares of restricted stock that become vested and shares acquired upon the exercise of stock options, net of any sales needed to pay taxes upon vesting, until they own twice the value as set forth in the ownership guidelines, after which there are no restrictions on sales.

The stock ownership guidelines and the guidelines for the sale of stock acquired upon exercise of stock options and the sale of restricted stock that becomes vested in each case as described above are expected to be evaluated in connection with the evaluation of the Company’s long-term incentive award program.

As of year-end 2008, only Mr. Brown satisfied the ownership guidelines. The Company recognizes that the failure of the Senior Executives to comply with the stock ownership guidelines is a direct result of the substantial decline in the value of the Company’s common stock since the beginning of 2007, and the impact of the circumstances associated with that decline on the Company’s long-term incentives. The Committee will continue to encourage the Senior Executives to increase the level of their stock ownership. The Committee does not intend to take any punitive actions against these Senior Executives in the foreseeable future for not satisfying the stock ownership guidelines.

9. Pension Plans, Benefit Plans and Executive Perquisites

The Company offers our executives the same benefits offered to the general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage with the amount of an employee’s contribution rising in proportion to the employee’s base salary; supplemental disability insurance in order to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

The Company’s retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. The Company does not maintain any defined benefit retirement plans. The qualified retirement plans include (i) a money purchase pension plan whereby the Company contributes each year an amount equal to ten percent of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax basis, and the Company will match participants’ contributions on a dollar-for-dollar basis up to five percent of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides plan participants with benefits that are in excess of those amounts than can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company affords executives the benefit of this non-qualified plan because it believes that all eligible employees should be afforded proportionate contributions to its pension and retirement plans.

With respect to executive perquisites, the Senior Executives are provided with Company paid annual physical examinations at a cost of $2,500 each. Except for this medical benefit, the Company does not provide any perquisites to its executives. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

10. Tax and Accounting Aspects of Executive Compensation

In designing our executive compensation plans and programs, we considered the tax and accounting aspects of such awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our long-term incentive awards. Our plans have generally been designed, where appropriate, so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Code, including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although the Company believes that tax deductibility is an important factor in making compensation decisions, it reserves the right to pay amounts that are not deductible in appropriate circumstances. For example, the special retention awards will not be exempt from the limitation in Section 162(m) and, therefore, a portion of these payments may not be deductible for Federal income tax purposes. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

11. Change of Control Arrangements

In November 2006, the Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded then existing individual key employee employment protection agreements. The Senior Executives are covered under the KEEP Plan. The purpose of the KEEP Plan is to assure the Company of the services of key executives during any change in ownership or control of the Company and to provide such executives certain financial assurances to enable them to perform the responsibilities of their positions without undue distraction and to exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan are comparable in many respects to the individual agreements it replaced, but the terms that had been applicable under those agreements were modified to reflect changes in market practices that had been recommended by Cook. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change of control.

On December 21, 2007, as an inducement to Warburg Pincus to enter into the Investment Agreement, the Company amended the KEEP Plan and other plans and arrangements that used a similar definition of a change in control to provide that neither (a) the consummation of the transactions contemplated by the Investment Agreement nor (b) any future acquisitions of Company common stock by Warburg Pincus or its affiliates would constitute a “Change of Control” with respect to such officer under the terms of such plan. Each of the Senior Executives in office at the date the Investment Agreement with Warburg Pincus specifically consented to these amendments.

Mr. Brown is not eligible for the plan nor does he have any comparable arrangements except with respect to his restricted stock award, which was approved by shareholders in May of 2008.

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

ON EXECUTIVE COMPENSATION

To:	The MBIA Inc. Board of Directors
From:	The Compensation and Organization Committee:
Mr. Daniel P. Kearney, Chair
Mr. David A. Coulter
Dr. Claire L. Gaudiani
Mr. John A. Rolls
Mr. Richard C. Vaughan

The Compensation and Organization Committee has reviewed the Compensation Discussion and Analysis and has discussed the disclosures contained therein with key members of the Company’s management team including the Chairman and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to Executive compensation for the year 2008. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

MBIA INC.

SUMMARY COMPENSATION TABLE FOR 2008

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (3)	Stock Award ($) (e) (4)	Option Awards ($) (f) (5)	Non Equity Incentive Plan Compensation ($) (g) (6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h) (7)	All Other Compensation ($) (i) (8)	Total Compensation ($) (j) (9)
Joseph W. Brown (1) Chairman and Chief Executive Officer	2008 2007 2006	437,500 180,000 540,000	— 576,000 —	1,778,151 5,904,401 5,449,605	— — 3,000,864	— — 1,728,000	— — —	— 692,631 899,009	2,215,651 7,353,032 11,617,558

C. Edward Chaplin President, Chief Financial Officer and Chief Administrative Officer	2008 2007 2006	583,333 500,000 250,000	1,125,000 — 500,000	(458,705 1,256,412 364,796)	441,947 134,147 67,073	756,250 300,000 815,325	2,880 — —	315,918 632,837 44,855	2,766,623 2,823,396 2,042,049

Mitchell I. Sonkin Executive Vice President and Chief Portfolio Officer	2008 2007 2006	575,000 450,000 408,333	1,125,000 — —	(712,809 1,166,143 480,693)	736,547 428,747 425,478	868,750 270,000 1,012,000	2,715 — —	165,124 205,148 149,220	2,760,327 2,520,038 2,475,724

William C. Fallon President and Chief Operating Officer	2008 2007 2006	562,500 366,667 325,000	1,125,000 — —	(1,011,209 671,687 339,523)	532,979 225,179 225,179	925,000 270,000 585,000	1,372 — —	127,843 130,193 58,782	2,263,485 1,659,558 1,533,484

Clifford D. Corso Executive Vice President, Chief Investment Officer	2008 2007 2006	575,000 441,667 400,000	875,000 — —	(1,695,602 1,116,659 642,376)	673,972 382,782 405,669	700,000 315,000 900,000	5,819 — —	172,989 218,279 169,439	1,307,178 2,474,388 2,517,484

Ram D. Wertheim Executive Vice President, Chief Legal Officer and Secretary	2008 2007 2006	395,833 368,750 350,000	625,000 — —	(1,301,783 842,513 552,496)	428,239 327,729 382,554	625,000 225,000 870,000	7,588 — —	126,228 202,130 165,852	906,105 1,966,121 2,320,902

Gary C. Dunton (2) Former Chairman, Chief Executive Officer and President	2008 2007 2006	120,000 960,000 825,000	960,000 — —	(6,392,724 7,140,154 5,669,998)	2,529,124 1,603,548 3,376,916	— 1,017,600 3,645,450	10,849 — —	3,607,811 853,741 774,583	835,060 11,575,042 14,291,947

(1)	Mr. Brown retired from the Company in May 2007 as Executive Chairman. On February 16, 2008, Mr. Brown was re-employed by the Board as Chairman and Chief Executive Officer.
(2)	Mr. Dunton resigned as Chairman, Chief Executive Officer and President on February 16, 2008.
(3)	The amounts shown represent non-performance-based cash awards paid in 2008, which includes a 50% payment in 2008 of cash retention awards that were granted in February 2008. The payment of these awards was conditioned upon continuous employment with the Company. Mr. Brown was not granted a retention award for 2008. With respect to Mr. Dunton, the amount represents a special bonus paid in early 2008 in recognition of his capital raising efforts.
(4)	The amounts shown represent the dollar amount of stock compensation expense recognized for financial accounting purposes in 2008 under FAS 123R (excluding any reduction with respect to the risk of forfeitures related to service-based vesting conditions), and includes compensation costs associated with stock awards granted in previous years as well as any stock awards granted in 2008. With the exception of Mr. Brown, the amounts are negative because in 2008, the Company reduced its prior accruals for the MBV awards in recognition of the fact that all outstanding awards are likely to result in no payout to executives. For a discussion of valuation assumptions, see Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Individual awards granted in 2008 for each of the named executives are included in the Grants of Plan-based Awards table and described in the accompanying footnotes.
(5)	The amounts shown represent the dollar amount of option compensation expense recognized for financial accounting purposes in 2008 under FAS 123R (excluding any reduction with respect to the risk of forfeitures related to service-based vesting conditions), and includes compensation costs associated with option awards granted in previous years as well as any option awards granted in 2008. For a discussion of valuation assumptions, see Note 22 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. Individual awards granted in 2008 for each of the named executives are included in the Grants of Plan-based Awards table and described in the accompanying footnotes.
(6)	For 2008, the amounts shown represent the sum of cash performance bonuses awarded under our annual incentive plan and cash success awards for the 2008 performance year. Mr. Brown did not receive a bonus for 2008. For the other executives, the cash bonus amounts represent payment of 27% to 42% of maximum bonus. The cash success payout was $250,000 for each executive except for Mr. Brown, who was not granted a cash success award. See the Compensation Discussion and Analysis for a full explanation of 2008 bonus and cash success awards. The following table shows specific information with respect to the 2008 cash performance bonus and the cash success award payouts for 2008. Individual awards granted in 2008 for each of the named executives are included in the Grants of Plan-based Awards table and described in the accompanying footnotes.

Non-Equity Incentive Plan Compensation

(Column (g) in the Summary Compensation Table)

Name	Cash Performance Bonus ($)	Cash Success Award ($)	Total ($)
Joseph W. Brown	—	—	—
C. Edward Chaplin	506,250	250,000	756,250
Mitchell I. Sonkin	618,750	250,000	868,750
William C. Fallon	675,000	250,000	925,000
Clifford D. Corso	450,000	250,000	700,000
Ram D. Wertheim	375,000	250,000	625,000
Gary C. Dunton	—	—	—

(7)	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations. The amounts shown represent only the above-market portion of the interest credited to the non-qualified retirement plan in 2008. The above-market earnings were determined by the interest credited that was in excess of 120% of the applicable federal long-term rate. In 2008, the following interest rates were credited for the first, second, third and fourth quarters: 5.49%, 5.43%, 5.71% and 5.91% respectively. See the Non-qualified Deferred Compensation table for details regarding contributions and earnings in 2008.
(8)	The amounts shown consist of (i) company contributions made in 2008 to the qualified defined contribution (money purchase) pension and 401(k) plans, (ii) company credits made in 2008 to the non-qualified retirement plan and (iii) dividends paid in 2008 on unvested restricted stock. There were no perquisites paid on behalf of the named executives in 2008 that exceeded $10,000. Each named executive receives an annual physical examination, which costs the Company $2,500 for each examination. Mr. Brown had no dividend payments or retirement contributions in 2008. With respect to Mr. Chaplin, beginning in 2007, he receives five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer. With respect to Mr. Dunton, the amount shown includes severance payments made in 2008 in connection with his resignation which consists of a prorated bonus of $241,050; a cash payment for LTI of $2,550,000; consulting fees of $200,000; and other benefits totaling $180,000. The following table shows specific information with respect to all other compensation amounts paid in 2008.

All Other Compensation

(Column (i) in the Summary Compensation Table)

Name	Dividends Paid in 2008 ($)	Company Qualified Contributions in 2008 ($)	Company Non- Qualified Contributions in 2008 ($)	Severance Payments ($)	All Other Compensation in 2008 ($)
Joseph W. Brown	—	—	—	—	—
C. Edward Chaplin	21,753	29,583	264,582	—	315,918
Mitchell I. Sonkin	22,874	29,750	112,500	—	165,124
William C. Fallon	10,552	29,750	87,541	—	127,843
Clifford D. Corso	19,323	29,750	123,916	—	172,989
Ram D. Wertheim	14,604	34,000	77,624	—	126,228
Gary C. Dunton	90,381	30,500	315,880	3,171,050	3,607,811

(9)	The amounts shown in the Total Compensation column represent the sum of the amounts shown in all of the other columns. The total compensation amounts include equity compensation costs or net expense from prior years and do not directly represent the compensation paid to the executives for the 2008 performance year.

The annual cash table below shows the total annual cash compensation paid for 2008 which includes salary, 50% of cash retention award, cash performance bonus, cash success award payout and other cash payments for each named executive. With respect to Mr. Dunton, Other Cash includes the special bonus of $960,000 and his cash severance amount of $3,171,050.

Total Annual Cash Compensation Paid for 2008

(Supplemental Table)

Name	2008 Salary ($)	Cash Retention Award ($)	Cash Performance Bonus ($)	Cash Success Award ($)	Other Cash ($)	Total Annual Cash ($)
Joseph W. Brown	437,500	—	—	—	—	437,500
C. Edward Chaplin	583,333	1,125,000	506,250	250,000	—	2,464,583
Mitchell I. Sonkin	575,000	1,125,000	618,750	250,000	—	2,568,750
William C. Fallon	562,500	1,125,000	675,000	250,000	—	2,612,500
Clifford D. Corso	575,000	875,000	450,000	250,000	—	2,150,000
Ram D. Wertheim	395,833	625,000	375,000	250,000	—	1,645,833
Gary C. Dunton	120,000	—	—	—	4,131,050	4,251,050

MBIA INC.

GRANTS OF PLAN-BASED AWARDS IN 2008

Name (a)	Grant Date (b) (1)	Estimated Future payouts Under Non-Equity Incentive Plan Awards				Estimated Future payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares/ Units (#) (i) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (j) (6)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l) (7)
		Threshold ($) (c)	Target ($) (d) (2)		Maximum ($) (e) (3)	Threshold (#) (f) (4)	Target (#) (g) (4)	Maximum (#) (h) (4)
Joseph W. Brown	—	0	1,000,000	(2a)	2,000,000	—	—	—	—	—	—	—
	May 1, 2008	—	—		—	16,340	1,634,000	1,634,000	—	—	—	13,336,133
C. Edward Chaplin	—	0	750,000	(2a)	1,687,500	—	—	—	—	—	—	—
	—	—	1,500,000	(2b)	—	—	—	—	—	—	—	—
	Mar 28, 2008	—	—		—	—	—	—	—	400,000	12.50	2,052,000
Mitchell I. Sonkin	—	0	750,000	(2a)	1,687,500	—	—	—	—	—	—	—
	—	—	1,500,000	(2b)	—	—	—	—	—	—	—	—
	Mar 28, 2008	—	—		—	—	—	—	—	400,000	12.50	2,052,000
William C. Fallon	—	0	750,000	(2a)	1,687,500	—	—	—	—	—	—	—
	—	—	1,500,000	(2b)	—	—	—	—	—	—	—	—
	Mar 28, 2008	—	—		—	—	—	—	—	400,000	12.50	2,052,000
Clifford D. Corso	—	0	750,000	(2a)	1,687,500	—	—	—	—	—	—	—
	—	—	1,000,000	(2b)	—	—	—	—	—	—	—	—
	Mar 28, 2008	—	—		—	—	—	—	—	400,000	12.50	2,052,000
Ram D. Wertheim	—	0	400,000	(2a)	900,000	—	—	—	—	—	—	—
	—	—	750,000	(2b)	—	—	—	—	—	—	—	—
	Mar 28, 2008	—	—		—	—	—	—	—	200,000	12.50	1,026,000
Gary C. Dunton	—	—	—		—	—	—	—	—	—	—	—

(1)	The equity grant date in each case is the date the Board or Compensation Committee approved the equity award. For Mr. Brown, the award was received on February 16, 2008 and subject to shareholder approval, which was obtained on May 1, 2008.
(2)	There are two amounts shown under the target column which represent the following: (a) target cash performance bonuses and (b) target performance-based cash success awards. These awards are described in the Compensation Discussion and Analysis. In February 2008, the Compensation Committee approved, under the Company’s annual incentive plan, target bonus opportunities expressed as a percentage of salary for our named executives for 2008. The bonus amounts shown reflect the 2008 target bonus opportunities and do not reflect the actual bonuses paid to the named executives for 2008. The cash success awards were approved by the Compensation Committee in March 2008. Success award amounts up to target could have been paid for maximum performance based on company objectives. The actual payout of the bonus and cash success awards is reported in the Summary Compensation Table under column (g).
(3)	The cash performance bonus amounts represent a maximum incentive opportunity as determined by the achievement of company objectives set forth at the beginning of the year and individual performance. For Mr. Brown the maximum bonus is $2.0 million. For the other named executives, the maximum reflects a bonus opportunity ranging from 0% to 150% of target for company performance and the same percentage range for individual performance.
(4)	The shares for Mr. Brown represent the performance-based restricted stock award approved at the annual shareholder meeting on May 1, 2008. The threshold amount reflects the number of shares at 1% vesting. These restricted shares will become vested on or before February 18, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to February 18, 2013, or if Mr. Brown’s employment is involuntarily terminated before that date and before achieving this stock price target, the shares subject to these awards will vest, if at all, on February 18, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share. Vesting of these shares will also occur in the event of a change in control of the Company prior to February 18, 2013, with the number of shares vesting on the date of the change in control being determined based on the stock price immediately prior to the change in control, and any shares that do not vest upon the change in control will continue to vest through February 18, 2013 based on the stock price through that date. Once any such shares subject to these awards are vested, Mr. Brown may not dispose of the shares until the later of (i) February 18, 2013 and (ii) one year after he ceases to be an employee of the Company.
(5)	There were no time-based stock awards granted to the named executives in 2008.
(6)	On March 28, 2008, the Compensation Committee awarded Messrs. Chaplin, Sonkin, Fallon, Corso and Wertheim performance-based stock options under the Company’s Omnibus Incentive Plan. The options vest if the average share price of MBIA common stock over any 20 consecutive trading days is at least $40 per share, subject to continued employment through the vesting date. In addition, a portion of the options vest upon a change in control (based on the share price immediately prior to the change in control) or retirement or on March 28, 2013 (based on the average price for the 20 previous trading days), subject to continued employment through such date, where (1) none of the options vest if the price is $16.20 or less, (2) 20% vest if the price is $20.96, (3) 40% vest if the price is $25.72, (4) 60% vest if the price is $30.48, (5) 80% vest if the price is $35.24 and (6) all of the options vest if the price is $40 or more, with interpolated vesting if the price is between such points. Any options that remain unvested after resignation (other than retirement), termination for cause or after March 28, 2013 shall be cancelled.
(7)	The amounts shown reflect the grant fair values of each of the equity awards listed in the table as determined in accordance with FAS 123R, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited.

MBIA INC.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2008

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j) (2)
Joseph W. Brown
											1,634,000	(6)	0
C. Edward Chaplin		37,500	(7)	400,000	(8)	57.51 12.50	June 26, 2016 Mar. 28, 2015
								15,649	(9)	63,691	7,500 20,181	(10) (11)	0 0
Mitchell I. Sonkin	18,000	75,000 12,000	(12) (13)	400,000	(8)	62.47 58.84 12.50	Mar. 29, 2014 Feb. 16, 2015 Mar. 28, 2015
								5,026 19,673	(14) (15)	20,456 80,070	16,753 18,347	(10) (11)	0 0
William C. Fallon		60,000	(16)	400,000	(8)	60.22 12.50	July 25, 2015 Mar. 28, 2015						0 0
											13,404 12,631	(10) (11)	0 0
Clifford D. Corso (3)	2,712 6,345 7,000 7,000 5,600 0 18,000	1,400 60,000 12,000	(17) (18) (13)	400,000	(8)	32.54 48.58 52.81 36.69 64.84 55.60 58.84 12.50	Dec. 9, 2009 Dec. 12, 2010 Feb. 7, 2012 Feb. 12, 2013 Feb. 10, 2014 June 9, 2014 Feb. 16, 2015 Mar. 28, 2015
											22,617 22,227	(10) (11)	0 0
Ram D. Wertheim (4)	9,030 60,000 22,500 22,500 22,500 24,000 18,000	6,000 12,000	(17) (13)	200,000	(8)	32.54 32.92 44.63 52.81 36.69 64.84 58.84 12.50	Dec. 9, 2009 Jan. 24, 2010 Jan. 11, 2011 Feb. 7, 2012 Feb. 12, 2013 Feb. 10, 2014 Feb. 16, 2015 Mar. 28, 2015
											16,753 14,550	(10) (11)	0 0
Gary C. Dunton (5)	300,000 110,655 112,500 200,000 200,000	200,000	(13)	200,000	(19)	45.25 32.54 44.63 52.81 36.69 64.84 58.84	Jan 7, 2009 Dec 9, 2009 Jan 11, 2011 Feb 7, 2012 Feb 12, 2013 Feb 10, 2014 Feb 16, 2015
											97,252 74,090	(10) (11)	0 0

(1)	For time-based stock awards, the amounts shown are based on $4.07 per share, the closing fair market value of the shares on December 31, 2008.
(2)	For the performance-based MBV restricted stock awards granted in 2006 and 2007, there is no value shown in the table. Based on MBV growth calculations determined at December 31, 2008, no portion of the outstanding MBV restricted stock awards would be earned because of the impact on the MBV formula of the Company’s recent performance. The vesting terms of these awards are as follows. The number of shares that will vest at the end of the three-year vesting period will depend on growth in MBV over the three-year period, but cannot exceed the number of shares granted. If MBV grows by 30% or more over the three-year period, then 100% of the MBV Restricted Stock will vest. If MBV growth over the three-year period is lower than 30%, the number of shares of MBV Restricted Stock that will vest at the end of the three-year period will be adjusted downward in proportion to the amount by which actual growth in MBV over the three-year period is below 30%. If MBV growth is flat or negative, no portion of the MBV restricted stock awards will vest. The table below shows the value at grant of the 2005 and 2006 MBV awards, both of which will have no value upon vesting.

Name	2005 MBV Stock Award Value at Grant ($)	2006 MBV Stock Award Value at Grant ($)
Joseph W. Brown	—	—
C. Edward Chaplin	462,675	1,430,000
Mitchell I. Sonkin	1,000,000	1,300,000
William C. Fallon	800,025	895,000
Clifford D. Corso	1,350,000	1,575,000
Ram D. Wertheim	1,000,000	1,031,000
Gary C. Dunton	5,805,000	5,250,000

(3)	On December 9, 2008, Mr., Corso forfeited 3,015 stock options with an exercise price of $42.50. These options expired underwater.
(4)	On December 9, 2008, Mr. Wertheim forfeited 6,210 stock options with an exercise price of $42.50. These options expired underwater.
(5)	On January 9, 2008, Mr. Dunton forfeited 75,000 stock options with an exercise price of $43.00. On December 9, 2008 Mr. Dunton forfeited 24,000 stock options with an exercise price of $42.50; in addition, 300,000 stock options were forfeited on January 7, 2009 with an exercise price of $45.25. All of these options expired underwater.
(6)	On February 16, 2008, the Board re-employed Mr. Brown as Chairman and CEO. In connection with his re-employment, Mr. Brown received a one-time restricted stock award that was subject to shareholder approval which was obtained on May 1, 2008.
(7)	Stock options will fully vest on June 26, 2011.
(8)	Stock options will vest on or before March 28, 2013 if the average share price of MBIA common stock over any twenty consecutive trading days is at least $40 per share. See footnote (6) in the Grants Table for additional vesting criteria.
(9)	Restricted stock will vest on June 26, 2010.
(10)	MBV restricted stock would have vested on February 27, 2009 had the applicable performance vesting conditions been satisfied. As these conditions were not satisfied, all of these shares of MBV restricted stock were forfeited in 2009 upon the Compensation Committee’s certification of the MBV performance results.
(11)	MBV restricted stock that may vest on February 15, 2010, subject to the same MBV growth and vesting terms as described in footnote (2).
(12)	Stock options will fully vest on March 29, 2009.
(13)	Stock options will fully vest on February 16, 2010.
(14)	Restricted stock vests on February 27, 2010.
(15)	Restricted stock vests in two installments with 50% vesting on August 3, 2009 and the remaining 50% vesting on August 3, 2011.
(16)	Stock options will fully vest on July 25, 2010.
(17)	Stock options will fully vest on February 10, 2009.
(18)	Stock options will fully vest on June 9, 2009.
(19)	Stock options vest on the last day of a period of ten consecutive trading days in which MBIA shares have traded at least $90 at any point during each trading day. If the trading target is not met, options will fully vest on February 10, 2013.

MBIA INC.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d) (1)	Value Realized on Vesting ($) (e) (2)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	0	0	15,650	68,704
Mitchell I. Sonkin	0	0	0	0
William C. Fallon	0	0	0	0
Clifford D. Corso	0	0	4,000	54,320
Ram D. Wertheim	0	0	4,173	56,669
Gary C. Dunton	0	0	58,794	741,530

(1)	Mr. Chaplin had restricted stock that vested on June 26, 2008. Messrs. Corso, Wertheim and Dunton had restricted shares that vested on February 10, 2008. Mr. Dunton also had restricted shares that vested on February 16, 2008 in connection with his resignation.
(2)	The value of stock awards upon vesting is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA INC.

NON-QUALIFIED DEFERRED COMPENSATION IN 2008

Name (a)	Executive Contributions in 2008 ($) (b) (1)	Company Contributions in 2008 ($) (c) (1)	Earnings in 2008 ($) (d) (2)	Withdrawals/ Distributions ($) (e) (3)	Balance as of 12/31/08 ($) (f)
Joseph W. Brown	—	—	226,015	432,269	4,116,285
C. Edward Chaplin	72,833	264,582	38,306	—	787,958
Mitchell I. Sonkin	69,000	112,500	36,701	—	732,007
William C. Fallon	67,750	87,541	18,144	—	388,996
Clifford D. Corso	29,000	123,916	80,068	—	1,507,829
Ram D. Wertheim	46,583	77,624	104,801	—	1,954,141
Gary C. Dunton	98,260	315,880	169,450	5,186,787	0

(1)	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA credits amounts that it is precluded from contributing to the money purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts credited include both company and executive contributions. The amounts shown in column (b) represent employee compensation deferrals and the amount shown in column (c) represent company match and money purchase contributions, in each case in excess of the amounts that may be contributed to the Company’s tax-qualified retirement plans. Executives become fully vested in Company contributions on the fifth year of participation in the plan. Beginning in 2007, Mr. Chaplin receives five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer.

The executive contribution amounts are included in the salary as reported in the Summary Compensation Table under column (c). The Company contribution amounts are included in all other compensation as reported in the Summary Compensation Table under column (i).

Compensation that may be deferred under the plan includes the aggregate salary and bonus paid to the Executive in any plan year (including amounts that would have been paid to him but for his election to defer part or all of such amounts under the non-qualified plan or any other plan of deferred compensation of the Company) for services rendered as an employee. The Company makes a matching contribution on behalf of the Executive in the amount of one dollar for each dollar deferred, up to (and not exceeding) five percent of the Executive’s compensation for such payroll period.

(2)	The non-qualified retirement plan earnings are based upon the Lehman Brothers Government/Corporate Bond Index. For interest rates credited in 2008, see footnote (7) in the Summary Compensation Table. The earnings shown reflect above-market interest and the above-market portion of the interest earned in 2008 is reported in the Summary Compensation Table under column (h).
(3)	The vested account balances are distributed following termination of employment as a lump sum payment, in annual installments up to 10 years or as of a specified date; as previously elected by the recipient and in all cases in accordance with the requirements of Section 409A of the Internal Revenue Code. In connection with his retirement, Mr. Brown received a distribution from the non-qualified retirement plan and this amount was paid in January 2008 as the first of ten annual installments.

POTENTIAL POST TERMINATION PAYMENTS AS OF DECEMBER 31, 2008

The following summaries describe potential compensation and benefits payable to the named executives (the “Executives”) upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control; (b) retirement; (c) other terminations that include involuntary termination (not for cause), voluntary termination for good reason (constructive termination) and resignation; and (d) payments and benefits upon death or disability.

The Company’s compensation and benefits plans may provide certain compensation payments and benefits under the various termination events as described below. In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Upon a termination of employment, Executives would be entitled to receive the benefits that have accrued under the deferred compensation plans of the Company and other accrued benefits. Differences may apply where Executives are covered under individual agreements (e.g., change in control agreements).

Potential compensation and benefits payable to the Executives are described below. Following the narrative are estimated dollar values associated of these payments and benefits for each Executive.

Terminations in 2008

Mr. Dunton resigned on February 16, 2008. Mr. Dunton’s resignation was treated as a constructive termination. Pursuant to the agreement entered into when he became Chief Executive Officer in 2004, in connection with his termination, the vesting and exercisability of Mr. Dunton’s outstanding option awards was determined in accordance with the terms of the agreement and his outstanding shares of time vested restricted stock awards were vested. Additionally, all of his outstanding MBV Restricted Stock awards continue to be outstanding and will become vested, if at all, in accordance with the otherwise applicable MBV vesting schedules. Consistent with the obligation to pay Mr. Dunton severance benefits as determined by the Board in its discretion, taking into account the Company’s prior practices for its executive officers, the Company paid to Mr. Dunton: (1) a pro-rated bonus for his services in 2008 based on the average of the annual bonuses payable to him in respect of his 2006 and 2007 services (or $241,050); (2) a cash payment equal to the grant date value of the long-term incentive award that, in accordance with the Company’s ordinary practices, would have been made to him in early 2008 in connection with his 2007 services (or $2,550,000); (3) continued medical benefits coverage (i) until he attains age 55 on the same terms as would have applied had he continued to be an employee and (ii) thereafter on the same terms as apply to other retirees of the Company; (4) payment of his legal fees, up to a maximum of $30,000, incurred in connection with the negotiation and review of his separation arrangements, which include a release and non-competition agreement in favor of the Company, and (5) nine months outplacement services. In addition, Mr. Dunton agreed to continue providing consulting services through April 30, 2008 to assist with transition issues, and received a fee for such consulting services in an amount equal to the base salary that he would have received had he remained employed through April 30, 2008. In connection with his separation, Mr. Dunton agreed not to compete with the Company for two years and not to solicit employees or clients of the Company for three years.

Individual Agreements

Mr. Brown does not have an employment agreement, severance agreement or change in control arrangements, except with respect to his new restricted stock awards. The other Executives do not have employment or severance agreements; however, they do have change in control arrangements which are described in the next section.

Involuntary or Constructive Termination Following a Change in Control

On November 8, 2006, the Compensation Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded the existing key employee employment protection agreements. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change in control.

Description of the KEEP Plan. Below is a summary of key provisions of the KEEP Plan. A copy of the KEEP Plan has been filed as Exhibit 10.80 to the Company’s Annual Report on Form 10-K filed on March 1, 2007. A form of an individual agreement by which each covered executive would agree to the restrictive covenants that are a condition to the receipt of KEEP Plan benefits has been filed as Exhibit 10.81 to the Company’s Form 8-K filed on November 15, 2006.

The KEEP Plan becomes effective on the date on which the change in control occurs and coverage is effective for a period of 24 months thereafter. Any employee who is a direct report of the Chief Executive Officer whom he or she designates as a member of senior management of the Company is eligible for benefits under the KEEP Plan.

Benefits payable under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a constructive termination (that is, a termination by the executive following one of several enumerated adverse changes in the terms and conditions of his or her employment). These terminations are each referred to as a “qualifying termination.”

The KEEP Plan provides that the Company will continue to employ each covered officer for a period of two years from the effective date of the change in control. During this period, the position, title, authority and responsibilities as well as salary, bonus and other elements of compensation for each covered officer are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. In the event of a qualifying termination during the two year effective period, a covered officer will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the officer for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses payable to the officer for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by a covered officer will become fully exercisable and the officer may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. All time-vesting restricted stock held by an officer will fully vest upon a qualifying termination. Performance vesting shares shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each covered officer who incurs a qualifying termination will also receive (1) continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and (2) credits to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money purchase pension plan had his or her employment continued for another 24 months. In addition to and separate from the KEEP Plan, upon a change in control all unvested retirement account balances become fully vested.

In addition, to the extent that any payments are subject to the excise tax imposed on so-called “excess parachute payments,” a tax gross-up payment will be made to each covered officer. This gross-up will not apply, however, if the total amount of payments that would otherwise be made to the officer on account of the change in control (including, but not limited to, the payments under the KEEP Plan) exceeds a safe harbor amount that can be paid without any excise tax by at least 10%. If such total payments are less than 10% over the safe harbor limit, Plan payments to the covered officer will be reduced to the extent necessary to eliminate any excise tax.

As a condition to the receipt of benefits, the KEEP Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance benefits already paid.

Retirement Payments and Benefits

On November 8, 2006, the Committee adopted, and the Board of Directors approved, voluntary retirement benefits which provide certain benefits, as the case may be, to the Company’s employees, including the Executives, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an Executive must (1) be at least 55 years old, (2) have at least five years of service and (3) give at least a six month advance notice of retirement. The Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. The Retirement Program was based on retirement benefits provided to employees in the past and on an evaluation of market practices. On January 1, 2008, changes were made to the Retirement Program to comply with the final IRS Section 409A regulations. Mr. Brown is not eligible to participate in the retirement program.

The following is a summary of the retirement benefits under the Retirement Program in place as of December 31, 2008:

Base Salary. No salary continuation beyond the retirement date.

Year-end Performance Bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the Executive over two years preceding the retirement. The bonus will be paid on the retirement date. There is no payment of bonus beyond the retirement date.

MBV Restricted Stock. All outstanding MBV Restricted Stock will continue to vest beyond the retirement date in accordance with the original performance-based vesting terms and the award at vesting will be subject to actual MBV performance for the relevant three-year performance period. Thus, a recipient of an MBV Restricted Stock award who qualifies for the Retirement Program benefits will vest in such award on the same terms (other than the requirement of continued employment) as though he or she continued to be employed.

Restricted Stock. All other outstanding restricted stock will immediately vest at the retirement date.

Stock Options. All outstanding stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option. For performance-based options, vesting will be prorated based on the established performance criteria.

Cash Award in the Year of Retirement. In the event that the Company does not grant a year-end long-term incentive award for the Executive’s last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the long-term incentive award that would otherwise have been awarded to the Executive.

Restrictive Covenants. The continued vesting of any outstanding long-term incentive awards or restricted stock units will require the Executive to consent to three year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach by an Executive of the restrictive covenants, they could be subject to the forfeiture of any benefits received under the Retirement Program.

Healthcare Benefits. The Executive can continue medical and dental benefits under the Company’s retiree healthcare program with the Executive assuming the full premium costs. The Executive can convert standard group life insurance to an individual policy.

Accrued and Unused Vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement consistent with current vacation company policy.

Other Terminations—Involuntary Termination not for Cause, Constructive Termination and Resignation

MBIA would provide the following compensation payments and benefits upon the involuntary termination of an Executive other than for cause, constructive termination (a voluntary termination for good reason) and resignation.

Cash Severance. Any cash payment will be paid at the discretion of the Board.

Restricted Stock. Upon an involuntary termination not for cause, a constructive termination and resignation, all shares are forfeited.

Stock Options. Under all of the termination scenarios in this section, vested options may be exercised for a period up to 90 days and unvested options are forfeited.

MBV Restricted Stock. Upon involuntary termination by the Company not for cause, a prorated portion of the performance shares become vested based on (i) MBV appreciation through the termination date and (ii) the portion of the performance period completed through the termination date. Upon resignation all shares are forfeited.

Death and Total Disability Payments

MBIA would provide the following compensation payments upon death and total disability. Health and welfare benefits provided in the event of death or total disability for an Executive would be the same as for all other employees.

Restricted stock. Immediate vesting of restricted stock.

Stock Options. Immediate vesting of stock options with a one-year exercise period from the termination date. For performance-based options, vesting is prorated based on the established performance criteria.

MBV Restricted Stock. A prorated portion of the performance shares become vested based on MBV appreciation through the termination date.

Retirement Plans. All unvested retirement account balances under the pension, 401k and deferred compensation plan become fully vested.

Tables Showing Potential Post Termination Payments as of December 31, 2008

The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above (e.g., accelerated vesting of equity) for each of the Executives. The values have been estimated as if the termination events occurred on December 31, 2008. The value of equity compensation assumes the closing fair market value of the Company’s shares on December 31, 2008 which was $4.07. All outstanding MBV restricted stock awards are likely to result in no payout to Executives because of the impact on the MBV formula of the Company’s recent performance; therefore, these awards are shown as having no value. Following are notes to explain some of the values shown in the Executive tables.

(1)	Under Change in Control, compensation and benefit values reflect the provisions as described under the KEEP Plan for each Executive except for Mr. Brown who is not a participant in the KEEP Plan.
(2)	Messrs. Sonkin and Wertheim are retirement eligible under the Company’s retirement program as of December 31, 2008 and the amounts shown reflect the benefits as described under Retirement Payments and Benefits. No retirement amounts are shown for the other Executives.

(3)	Under involuntary and constructive termination, any cash severance and cash bonus will be paid at the discretion of the Board.
(4)	Death and total disability amounts reflect the compensation and benefit treatments as described under Death and Total Disability Payments.
(5)	For Mr. Brown’s performance-based restricted stock, no amount is shown because the year-end share price is below the award’s performance threshold.
(6)	All outstanding stock options held by the executive have no value because the exercise prices are in excess of the year-end share price.

Joseph W. Brown

Payment or Benefit upon Termination	Change in Control ($) (1)	Retirement ($) (2)	Involuntary and Constructive Termination ($) (3)	Death and Total Disability Payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Performance-based Restricted Stock (5)	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0

Total	0	0	0	0

C. Edward Chaplin

Payment or Benefit upon Termination	Change in Control ($) (1)	Retirement ($) (2)	Involuntary and Constructive Termination ($) (3)	Death and Total Disability Payments ($) (4)
Cash Severance	2,100,000	0	0	0
Cash Bonus	450,000	0	0	0
Time-based Restricted Stock	63,691	0	0	63,691
Stock Options (6)	0	0	0	0
MBV Restricted Stock	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	520,986	0	0	344,320
Healthcare Benefits	39,376	0	0	0

Total	3,174,053	0	0	408,011

Mitchell I. Sonkin

Payment or Benefit upon Termination	Change in Control ($) (1)	Retirement ($) (2)	Involuntary and Constructive Termination ($) (3)	Death and Total Disability Payments ($) (4)
Cash Severance	2,020,000	0	0	0
Cash Bonus	410,000	410,000	0	0
Time-based Restricted Stock	100,525	100,525	0	100,525
Stock Options (6)	0	0	0	0
MBV Restricted Stock	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	169,000	0	0	0
Healthcare Benefits	21,094	0	0	0

Total	2,720,619	510,525	0	100,525

William C. Fallon

Payment or Benefit upon Termination	Change in Control ($) (1)	Retirement ($) (2)	Involuntary and Constructive Termination ($) (3)	Death and Total Disability Payments ($) (4)
Cash Severance	1,860,000	0	0	0
Cash Bonus	330,000	0	0	0
Time-base Restricted Stock	0	0	0	0
Stock Options (6)	0	0	0	0
MBV Restricted Stock	0	0	0	0
Excise Tax Gross-up	910,233	0	0	0
Retirement Benefits	258,626	0	0	92,126
Healthcare Benefits	32,974	0	0	0

Total	3,391,833	0	0	92,126

Clifford D. Corso

Payment or Benefit upon Termination	Change in Control ($) (1)	Retirement ($) (2)	Involuntary and Constructive Termination ($) (3)	Death and Total Disability Payments ($) (4)
Cash Severance	2,165,000	0	0	0
Cash Bonus	482,500	0	0	0
Time-based Restricted Stock	0	0	0	0
Stock Options (6)	0	0	0	0
MBV Restricted Stock	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	178,000	0	0	0
Healthcare Benefits	26,826	0	0	0

Total	2,852,326	0	0	0

Ram D. Wertheim

Payment or Benefit upon Termination	Change in Control ($) (1)	Retirement ($) (2)	Involuntary and Constructive Termination ($) (3)	Death and Total Disability Payments ($) (4)
Cash Severance	1,460,000	0	0	0
Cash Bonus	330,000	330,000	0	0
Time-based Restricted Stock	0	0	0	0
Stock Options (6)	0	0	0	0
MBV Restricted Stock	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	124,167	0	0	0
Healthcare Benefits	17,189	0	0	0

Total	1,931,355	330,000	0	0

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company paid PwC a total of $4,614,000 and $5,133,000 respectively, for professional services rendered for the years ended December 31, 2008 and 2007, broken down as follows (in thousands):

	2008	2007
Audit	$4,067	$3,728
Audit Related	$279	$463
Tax	$268	$934
All Other	$0	$8

Total	$4,614	$5,133

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, Sarbanes-Oxley Section 404 work, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed in connection with the audit of the Company’s charitable foundation, the issuance of comfort letters and the implementation work surrounding FAS163.

Tax fees were for services related to tax compliance, the preparation of certain tax returns and claims for refund, tax planning, and tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for an on-line accounting research service.

One hundred percent of the Audit Related, Tax and All Other services for the year ended December 31, 2008 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design and implementation for 2008.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below contains certain information about the only beneficial owners known to the Company as of March 12, 2009 of more than 5% of the outstanding shares of the Company’s common stock.

Name and Address of Beneficial Owner(s)	Shares of Common Stock Beneficially Owned	Percent (%) of Class (4)

Third Avenue Management LLC (1) 622 Third Avenue, 32nd Floor New York, NY 10017	28,856,098	13.77%

Warburg Pincus Private Equity X, L.P. Warburg Pincus X L.P. Warburg Pincus X LLC Warburg Pincus Partners, LLC Warburg Pincus & Co. Warburg Pincus LLC Charles R. Kaye Joseph P. Landy (2)(3) 466 Lexington Avenue New York, NY 10017	71,486,898	30.44%

(1)	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G filed by Third Avenue Management LLC (“Third Avenue”) with the SEC on February 13, 2009. Such filing indicates that Third Avenue has sole voting power with respect to 28,503,443 of such shares and sole dispositive power with respect to all of the shares, and does not have shared voting power or shared dispositive power with respect to any of the shares.
(2)	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13D/A (the “Schedule 13D/A”) filed jointly by Warburg Pincus Private Equity X, L.P., including an affiliated limited partnership (together “WP X”), Warburg Pincus X, LP, Warburg Pincus X LLC, Warburg Pincus Partners, LLC, Warburg Pincus & Co., Warburg Pincus LLC, Charles R. Kaye and Joseph P. Landy (collectively, the “WP entities”) with the SEC on March 13, 2009. Such filing indicates the WP entities jointly have shared voting power with respect to 40,819,215 of such shares (including warrants exercisable to purchase 25,327,646 shares as described in Note 3 below) and shared dispositive power with respect to all of such shares, and do not have sole voting power or sole dispositive power with respect to any of such shares. 30,667,683 of such shares are currently held in voting trusts pending receipt of all regulatory approvals. 4,510,097 of such shares of common stock held in the voting trusts were acquired in transactions that settled after the March 10, 2009 record date.
(3)	Includes warrants exercisable for 25,327,646 shares of common stock (as adjusted by certain anti-dilution adjustments under the terms of such warrants) (the exercise of which may be subject to approval by the New York State Insurance Department, which WP X expects to receive within 60 days of the Schedule 13D/A filing (provided that no assurances can be made as to when or whether such approval will be received)).
(4)	Based on 209,516,173 shares outstanding as of March 12, 2009. For purposes of calculating the percentage of outstanding shares beneficially owned by the WP entities, the number of shares outstanding with respect to the WP entities was deemed to be the sum of the total shares outstanding as of March 12, 2009 and the total number of shares subject to warrants held by the WP entities that are currently exercisable or that are expected to become exercisable within 60 days after March 12, 2009.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 12, 2009, the beneficial ownership of shares of common stock of each Director, each Senior Officer named in the Summary Compensation Table above, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of Common Stock Beneficially Owned	Shares Acquirable Upon Exercise of Options (2)	Total Shares Beneficially Owned	Percent (%) of Class (3)
Directors
Joseph W. Brown (1) (4)	4,128,446	0	4,128,446	1.97
David A. Coulter (4)(5)(6)	71,525,296	0	71,525,296	30.46
Claire L. Gaudiani (4)	29,701	0	29,701	*
Daniel P. Kearney (4)	104,868	0	104,868	*
Kewsong Lee (4)(5)(6)	71,518,151	0	71,518,151	30.45
Laurence H. Meyer (4)	39,246	0	39,246	*
Charles R. Rinehart (4)	31,460	0	31,460	*
John A. Rolls (4)	75,918	0	75,918	*
Richard C. Vaughan (4)	12,541	0	12,541	*
Executive Officers (1)
C. Edward Chaplin	100,070	0	100,070	*
Mitchell I. Sonkin	51,036	99,000	150,036	*
William C. Fallon	72,912	0	72,912	*
Clifford D. Corso	43,665	54,057	97,722	*
Ram D. Wertheim	82,546	190,530	273,076	*
Gary C. Dunton	273,460	623,155	896,615	*
All of the above and other Executive Officers as a group	76,602,418	966,742	77,569,160	32.89

*	Less than one percent.
(1)	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) Plan and includes restricted shares awarded annually to certain of the Executive Officers.
(2)	This column indicates the number of shares that are currently exercisable or will become exercisable within 60 days after March 12, 2009 under the Company’s stock option program.
(3)	Based on 209,516,173 shares outstanding as of March 12, 2009. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 12, 2009 and the total number of shares subject to options or warrants held by such person or group that are currently exercisable or that become or are expected to become exercisable within 60 days after March 12, 2009. The percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 32.89% of the shares of common stock outstanding. Excluding the shares held by Messrs. Coulter and Lee due to their affiliation with the WP entities, the percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 2.89%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 1.97% and Messrs. Coulter and Lee, who own 30.46% and 30.45%, respectively, which ownership is disclaimed with respect to all such shares except for 38,398 and 31,253, respectively, held by Messrs. Coulter and Lee, as described in Note 6 below.
(4)	This number includes (a) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (b) restricted stock awarded under the Omnibus Plan. See the discussion of these plans under “Directors’ Compensation”.

(5)	Includes 71,486,898 shares owned by the WP entities. 30,667,683 of such shares are currently held in voting trusts pending receipt of all regulatory approvals. Includes warrants exercisable for 25,327,646 shares of common stock (as adjusted by certain anti-dilution adjustments under the terms of such warrants) (the exercise of which may be subject to approval by the New York State Insurance Department, which WP X expects to receive within 60 days of the Schedule 13D/A filing (provided that no assurances can be made as to when or whether such approval will be received)).
(6)	David A. Coulter and Kewsong Lee are Partners of Warburg Pincus & Co. and Managing Directors and Members of Warburg Pincus LLC. 71,486,898 of the shares indicated as owned by Messrs. Coulter and Lee are included because of their affiliation with the WP entities. Messrs. Coulter and Lee disclaim beneficial ownership of all shares owned by the WP entities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership of and transactions in the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the Securities and Exchange Commission in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis. The following reporting issue is hereby noted:

A Form 4 for C. Edward “Chuck” Chaplin was filed on October 10, 2008 to report a disposition of MBIA common stock on October 8, 2008 and a subsequent purchase on October 10, 2008 of MBIA common stock in the same amount and at the same price as the disposition on October 8, 2008.

The reported disposition resulted from a sale of MBIA Stock without the consent or knowledge of Mr. Chaplin as a result of margin calls related to a substantial decline in the market price of MBIA stock and certain other stocks held in Mr. Chaplin’s margin account.

The reported purchase represented shares acquired from the Company pursuant to a Stock Purchase Agreement entered into between Mr. Chaplin and the Company. In accordance with the Agreement, Mr. Chaplin purchased MBIA shares in the same amount and at the same price as the shares that were inadvertently sold. This offsetting purchase served to satisfy Mr. Chaplin’s obligation to disgorge any unintended realization of short-swing profits. In order to enable Mr. Chaplin to fund the purchases of the MBIA shares, the Company paid to Mr. Chaplin $311,108 as a partial advance payment of his 2008 retention award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2008, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2009 annual meeting of shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2008 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment Agreement

On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“Warburg Pincus”) pursuant to which Warburg Pincus committed to invest up to $1 billion in MBIA through a direct purchase of MBIA common stock and a backstop for a shareholder rights offering. Under the terms of the Investment Agreement, Warburg Pincus made an initial investment of $500 million in the Company through the acquisition of 16,129,032 million shares of the Company’s common stock at a price of $31.00 per share and committed to backstop a shareholder rights offering of up to $500 million. In connection with its investment and backstop commitment, Warburg Pincus received warrants (“A-warrants”) exercisable for up to 8,698,920 million shares of the Company’s common stock at a price of $40 per share, and warrants (“B-warrants”), which, upon receipt of all regulatory approvals will become exercisable for up to 7,430,112 million shares of common stock at a price of $40 per share. The initial $500 million investment closed on January 30, 2008, which we refer to as the “Investment Agreement Closing Date.” Our February public offering triggered certain anti-dilution adjustments under the terms of each of the A-warrants and the B-warrants. As a result of our February public offering the A-warrants became exercisable for 11,502,704 shares of the Company’s common stock at an exercise price of $30.25 and the B-warrants will become exercisable upon receipt of all regulatory approvals for 9,824,942 shares of the Company’s common stock at an exercise price of $30.25. Exercise of the B-warrants for the 9,824,942 shares of common stock must occur on a net exercise basis and the warrantholder can only receive cash upon exercise prior to the obtaining of receipt of all regulatory approvals.

Mr. David Coulter and Mr. Kewsong Lee, who are Managing Directors of affiliates of Warburg Pincus, were appointed to the Board on the Investment Agreement Closing Date in accordance with the Investment Agreement. Pursuant to the Investment Agreement, at least two days prior to the Investment Agreement Closing Date, the Company was required to cause two people nominated by Warburg Pincus to be elected or appointed to the Board on the Investment Agreement Closing Date. Subject to the share ownership requirements described in the Investment Agreement, the Company is required to recommend to its shareholders the election of up to two directors nominated by Warburg Pincus at the Company’s annual meeting, and Warburg Pincus’s nominees will be required to be the Company’s and the Company’s Nominating/Corporate Governance Committee’s nominees to serve on the Board. In addition, the Company is required to use all reasonable best efforts to have Warburg Pincus’s nominees elected as directors of the Company and the Company is required to solicit proxies for them to the same extent as it does for any of its other nominees to the Board. Subject to the share ownership requirement described in the Investment Agreement, Warburg Pincus has the right to proportionate representation on each committee of the Board (and the board of directors of any of the Company’s subsidiaries), with at least one representative on each such committee, as permitted by applicable laws and New York Stock Exchange regulations. See “Proposals for Shareholder Approval Recommended by the Board––Proposal 1: Election of Directors.”

Amended and Restated Investment Agreement

On February 6, 2008, the Company and Warburg Pincus amended and restated the Investment Agreement to provide that Warburg Pincus would backstop a public offering of the Company’s common stock by agreeing to purchase up to $750 million of convertible participating preferred stock. The amended and restated Investment Agreement reduced Warburg Pincus’ obligation to backstop a shareholder rights offering by the sum of (i) the aggregate price of the shares of the Company’s common stock sold in the public offering and (ii) the aggregate purchase price of any preferred stock the Company sold to Warburg Pincus in connection with such offering. Warburg Pincus had the option to purchase up to $300 million of preferred stock (the “Backstop Option”) under the amended and restated Investment Agreement.

Pursuant to the terms of the amended and restated Investment Agreement, Warburg Pincus and an affiliate received warrants, which, upon receipt of all regulatory approvals will become exercisable for up to an aggregate of 4 million shares of the Company’s common stock at $16.20 per share. Exercise of these warrants for the 4 million shares of the Company’s common stock must occur on a net exercise basis and the warrantholder can only receive cash upon exercise prior to the obtaining of receipt of all regulatory approvals.

The amended and restated Investment Agreement provided that in the event the backstop was utilized the Company would issue to Warburg Pincus warrants to purchase up to an additional 4 million shares of the Company’s common stock, depending on the portion of the backstop the Company utilized. The Company did not utilize any portion of the backstop because it sold more than $750 million of common stock in our February public offering. Accordingly, Warburg Pincus did not receive additional warrants, and no preferred stock was issued. Warburg Pincus purchased $300 million of common stock in our February public offering, and did not exercise the Backstop Option.

PROPOSALS FOR SHAREHOLDER APPROVAL RECOMMENDED BY THE BOARD

PROPOSAL 1: ELECTION OF DIRECTORS

All of MBIA’s directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine directors at the 2009 meeting to serve a term expiring at the 2010 annual meeting.

Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of directors.

Joseph W. Brown	Mr. Brown rejoined the Company in February 2008 as Chairman and Chief Executive Officer. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Age 60.

David A. Coulter	Mr. Coulter was elected to the Board of Directors in January 2008. Mr. Coulter joined Warburg Pincus in 2005 as a Managing Director and Senior Advisor and focuses on the firm’s financial services investment activities. From 2000 through 2005, Mr. Coulter held a series of senior positions at JPMorgan Chase and was a member of the Office of the Chairman. He also held senior executive positions at The Beacon Group and served as Chairman and C.E.O. of BankAmerica Corporation. He is also a director of PG&E Corporation, Strayer Education Inc., The Irvine Company, Aeolus Re Ltd. and Metavante Technologies. Mr. Coulter received a B.S. and M.S. from Carnegie Mellon University. Age 61.

Claire L. Gaudiani	Dr. Gaudiani has served as a Director of the Company since 1992. Dr. Gaudiani has been a Professor at New York University since 2004. From 2000 to 2004, she was a Senior Research Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation from 1997 to 2004. She also serves as a director of the National Council on Economic Education and the Henry Luce Foundation Inc. Age 64.

Daniel P. Kearney

Mr. Kearney has served as a Director of the Company since 1992 and has served as Lead Director since May 2008. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the

Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investment Corporation and the Joyce Foundation and Prudential Bank. Age 69.

Kewsong Lee	Mr. Lee was elected to the Board of Directors in January 2008. Mr. Lee has served as a Member and Managing Director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. He leads the firm’s leveraged buy-out and special situations efforts and focuses on the firm’s financial services investment activities. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. He is also a director of The Neiman Marcus Group, Inc., Arch Capital Group Ltd., Aramark Corporation and several privately held companies. Age 43.

Laurence H. Meyer	Dr. Meyer has served as a Director of the Company since 2004. Dr. Meyer is currently Vice Chairman of Macroeconomic Advisers, which he joined in 2002. He is also a distinguished scholar at the Center for Strategic and International Studies and a board member for the National Bureau of Economic Research. Dr. Meyer also serves as senior adviser to the G-7 Group and is a fellow of the National Association of Business Economists. He was a member of the Board of Governors of the Federal Reserve System from 1996 to 2002. From 1969 to 1996, Dr. Meyer was a professor of economics and a former Chairman of the Economics Department at Washington University in St. Louis. Age 64.

Charles R. Rinehart	Charles R. Rinehart was elected to the Board of Directors of MBIA in December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. He is also a director and non-executive Chairman of Verifone Holdings, Inc. Age 61.

John A. Rolls	Mr. Rolls has served as a Director of the Company since 1995. Mr. Rolls is currently a Managing Partner of Core Capital Group, LLC. He retired as President and Chief Executive Officer of Thermion Systems International in 2007, positions that he had held since 1996. From 1992 until 1996, he was President and Chief Executive Officer of Deutsche Bank North America. Prior to joining Deutsche Bank, he served as Executive Vice President and Chief Financial Officer of United Technologies from 1986 to 1992. He is a Director of AbitibiBowater, Inc. and FuelCell Energy, Inc. Age 67.

Richard C. Vaughan	Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors of DaVita Inc. Age 59.

The Board has designated Mr. Kearney as Lead Director to serve until the Company’s 2010 annual meeting of shareholders. In such capacity, Mr. Kearney will serve as acting Chairman of the Board in any Board meetings in which the Chairman does not participate and will preside at non-management director meetings. Shareholders or interested parties wishing to communicate with our Lead Director or with the non-management directors as a group may do so by contacting Mr. Kearney by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Company’s Corporate Governance Practices, that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: David A. Coulter, Claire L. Gaudiani, Daniel P. Kearney, Kewsong Lee, Laurence H. Meyer, Charles R. Rinehart, John A. Rolls and Richard C. Vaughan. In addition, each of the Directors named in the foregoing sentences meets the definition of “Independent Director” set forth in the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Company’s Corporate Governance Practices.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing director independence. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last 5 years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA; and

•	is not an immediate family member of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission, should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly compliance with the requirement that a majority of its Board is comprised of independent directors.”

The Board is continuing to search for one additional Director. If a suitable candidate is found after the mailing of this proxy, the Board plans to elect him or her to the Board in accordance with its power under the Company’s By-Laws to fill interim vacancies on the Board.

Mr. Rinehart was recommended as a nominee to serve on the Board by Mr. Brown, the Chairman and Chief Executive Officer of the Company. Mr. Brown and Mr. Rinehart served together on the Board of Safeco Corporation until its acquisition by Liberty Mutual in September 2008, and Mr. Brown and Mr. Rinehart had also worked together at Fireman’s Fund Insurance Companies. Mr. Rinehart was then recruited with the assistance of a third-party search firm retained by the Nominating/Corporate Governance Committee to identify potential nominees to the Board. The recommendation of Mr. Rinehart was based on his credentials and extensive experience in financial services and insurance businesses and his general knowledge and experience in financial matters. Mr. Rinehart met with the members of the Nominating/Corporate Governance Committee, who recommended that his candidacy be considered by the full Board. The full Board approved Mr. Rinehart’s nomination and, after attending and observing a meeting of the Board, Mr. Rinehart accepted the nomination. The Board then elected Mr. Rinehart in January 2009 in accordance with the Board’s power under the Company’s By-Laws to fill interim vacancies on the Board.

Messrs. Coulter and Lee were nominated pursuant to the terms of the Investment Agreement, as defined under “Certain Relationships and Related Transactions” above. The Board recommends approval of Messrs. Coulter and Lee even without the requirements set forth in the Investment Agreement.

Vote Necessary to Elect Nine Incumbent Directors

Directors are elected by a plurality of the votes cast under applicable law. Pursuant to the Company’s By-Laws, a Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

The Board of Directors recommends unanimously that you vote FOR this proposal to re-elect nine incumbent Directors.

PROPOSAL 2: APPROVAL OF THE AMENDMENT TO 2005 OMNIBUS INCENTIVE PLAN TO INCREASE NUMBER OF SHARES AVAILABLE FOR ISSUANCE TO 10,000,000

Introduction.

The Company currently maintains The MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended, which was originally effective upon approval by the shareholders of the Company on May 5, 2005. The Omnibus Plan currently has 6,000,000 shares reserved and available for issuance to our employees and employees of our subsidiaries, and our non-employee directors, participating in the Omnibus Plan. As of

March 6, 2009, there are 1,572,987 shares of our common stock remaining for issuance under the Omnibus Plan.

Our Board of Directors believes that the Company’s ability to attract, retain and motivate quality employees and non-employee directors is vital to the Company’s success. The Board also believes further that the interests of the Company and its shareholders will be advanced if the Company can continue to offer such employees and non-employee directors the opportunity to acquire or increase their proprietary interests in the Company by receiving awards under the Omnibus Plan. However, as a result of the material decline in the share price of the Company stock since the adoption of the Omnibus Plan, the Board believes that there is an insufficient number of shares remaining for issuance under the Omnibus Plan to effectively and appropriately incentivize the employees and non-employee directors. Accordingly, the Compensation and Organization Committee of the Board (the “Compensation Committee”) recommended and, on February 23, 2009, the Board approved an increase in the total number of shares of common stock reserved and available for issuance under the Omnibus Plan from 6,000,000 shares to 10,000,000 shares (an increase of 4,000,000 shares), subject to shareholder approval. The Board of Directors has directed that the proposal to increase the number of shares reserved and available for issuance under the Omnibus Plan be submitted to shareholders for their approval at the annual meeting.

The following summary of the Omnibus Plan is qualified in its entirety by reference to the complete text of the Omnibus Plan, as proposed to be amended, which is attached to this proxy statement as Exhibit B.

Shares Available for Issuance.

Subject to shareholders approval, and subject to adjustment upon the occurrence of certain events described below, a maximum of 10,000,000 shares may be issued under the Omnibus Plan. To satisfy awards under the Omnibus Plan, we may use authorized but unissued shares or shares in our treasury. Any shares issued in connection with options under the Omnibus Plan will count against this share limit as one share for every one share covered by the option. Any shares issued under the Omnibus Plan in connection with awards other than options will count against this limit as two shares for every one shared issued. Shares subject to awards under the Omnibus Plan or under the Company’s prior plans that lapse, are forfeited or cancelled or are settled without the issuance of stock will be available for awards under the Omnibus Plan. In addition to aggregate share limits, the Omnibus Plan establishes individual limits that provide that no participant may receive in any three-year period:

•	stock options on more than 1,000,000 shares; or

•	a vested right to performance shares (and any performance-based restricted stock or restricted stock unit awards) related to more than 500,000 shares.

Additionally, no participant may receive performance units with a target value of more than $5,000,000 in any three-year period, pro-rated for periods of less than or greater than three years.

If any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below fair market value, or other similar corporate event affects the shares such that an adjustment is required in order to preserve the benefits intended under the Omnibus Plan, then the Compensation Committee would make equitable adjustments in the number and kind of shares which thereafter may be awarded under the Omnibus Plan (including making appropriate adjustments in the individual award limits referred to above), the number and kind of shares subject to outstanding options and awards, and the respective grant or exercise prices and/or, if appropriate, to provide for the payment of cash to a participant who has an outstanding option or award.

Eligible Participants

The Omnibus Plan authorizes the Compensation Committee to grant awards to officers and other key employees of the Company and its subsidiaries, including all of the Company’s executive officers, as well as directors of the Company who are not employees of the Company or any of its subsidiaries. The number of eligible participants in the Omnibus Plan varies from year to year at the discretion of the Compensation Committee.

Administration.

The Omnibus Plan is administered by the Compensation Committee. The Compensation Committee has the sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Omnibus Plan as it deems advisable, and to interpret the terms and provisions of the Omnibus Plan. The Compensation Committee may delegate to the Chief Executive Officer the power to make awards to officers who are not “insiders” subject to Section 16(b) of the Securities Exchange Act of 1934, subject to such limitations as the Compensation Committee may establish. Subject to the express terms of the Omnibus Plan, the Compensation Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment or service of the participant. Awards may not be assigned or transferred, except by will or the laws of descent and distribution, to the participant’s immediate family and to other permitted transferees under rules established by the Compensation Committee. The Compensation Committee may make grants to any of our non-employee directors, eligible employees or any of the employees of our subsidiaries who the Compensation Committee determines to have the capacity to contribute to our success.

Performance Shares or Units and Restricted Stock or Units.

The Omnibus Plan affords the Compensation Committee discretion to grant restricted stock or units (which vest based upon continued service with the Company) and performance shares and performance units (which vest based upon meeting one or more specified performance goals). With respect to performance awards, the Omnibus Plan permits the Compensation Committee to establish performance goals based on, among other things, whether in absolute terms or relative to performance at other companies: revenue growth; earnings before interest, taxes, depreciation and amortization; operating income, pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on invested capital or risk adjusted return on allocated capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; book value, modified book value or adjusted book value per share; adjusted gross premium and adjusted direct premium; net present value of projected net income after cost of capital; the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries; the amount of assets under management of the Company’s investment management business; improvement in capital structure. The Compensation Committee also has the discretion to condition payment of amounts in respect of performance shares and performance units on such factors in addition to the performance goals as it shall determine on the grant date. The Compensation Committee also has the authority to adjust the applicable performance goals as it deems equitable to reflect unusual or non-recurring events affecting MBIA or changes in tax law or accounting principles or other factors that it deems appropriate.

The Compensation Committee determines the value of each share and unit, the number of such shares and units for each performance or restriction cycle, the duration of each performance or restriction cycle (generally, not less than three years) and the number of performance shares and units that have been earned based on performance relative to the performance goals discussed above. Shares and units may also be deemed earned upon the occurrence of certain events, such as a change in control. A participant’s rights with respect to performance shares, performance units, restricted stock and restricted stock units upon such participant’s termination of employment or service is determined by the Compensation Committee at the time of grant and set forth in the participant’s award agreement.

Payment of earned unit awards may, at the discretion of the Compensation Committee, be distributed in the form of cash, shares of our stock or a combination thereof.

Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. Subject to the forfeiture and transfer restrictions applicable to the award, a participant has all of the rights of a shareholder in respect of any award of restricted stock. The Compensation Committee may permit a participant who receives a restricted stock unit award to receive currently or on a deferred basis dividends or dividend equivalents and/or other cash payments in addition to or in lieu of such award.

Stock Options.

Options granted under the Omnibus Plan are non-statutory stock options. The exercise price of any stock option granted may not be less than 100% of the fair market value of the underlying shares at the time of grant, except in the case of awards granted as replacements for awards that are assumed, converted or substituted in connection with a merger or acquisition. The Compensation Committee is not permitted to subsequently reduce the exercise price or otherwise reprice options after they have been granted.

The Compensation Committee has broad discretion as to the terms and conditions upon which options shall be exercisable, but under no circumstances may an option have a term exceeding ten years from the date of grant. Options will become exercisable in accordance with the vesting schedule provided in the participant’s option agreement (generally, over not less than three years). A participant’s rights with respect to options upon such participant’s termination of employment or service is generally determined by the Compensation Committee at the time of grant and set forth in the participant’s option agreement.

Dividend Equivalents.

Under the Omnibus Plan, the Compensation Committee may grant to participants the right, known as a dividend equivalent, to receive payments in cash or in shares of MBIA stock, based on dividends with respect to shares of MBIA stock. Dividend equivalents may be granted in connection with other awards, in addition to other awards, or unrelated to other awards, provided that no dividend equivalents will be payable in respect of any option.

Change in Control.

Except as provided below, if the Company experiences a “change in control” (as defined in the Omnibus Plan), each option and each award of restricted stock and each restricted stock unit grant will be treated as fully vested and will no longer be subject to forfeiture and transfer restrictions. Additionally, each option will be canceled in exchange for an amount equal to the excess, if any, of the fair market value on the date of the change in control over the exercise price or base value of such award, and each award of restricted stock and each restricted stock unit scheduled to vest solely based on continued employment or service for a fixed period of time will similarly be canceled in exchange for an amount equal to the highest price offered in the change in control transaction. All outstanding performance shares and performance units will be canceled in exchange for a payment equal to a pro rata portion of the performance shares or the value of the performance units earned as of the date of the change in control, based on performance achieved in respect of the relevant performance goals and the portion of the performance cycle that has been completed. All outstanding restricted stock and restricted stock units scheduled to vest upon the achievement of performance goals shall become vested and/or shall pay out pro rata based on the performance achieved as of the date of the change in control. Any portion of an award of performance shares, performance units, performance-based restricted stock or performance-based restricted stock units that relates to the uncompleted portion of the performance cycle and therefore does not become earned or vested as of the date of the change in control shall be converted into an equivalent valued award of restricted stock or restricted stock units of the employer following the change in control (subject to such new employer’s approval), which will vest solely based on continued employment or service through the end of the performance cycle to which the award had previously been subject. If the new employer does not approve the award described in the preceding sentence, then the entire value of the award will become fully vested and/or paid out upon the change in control. All payments related to a change in control will generally be made in cash, unless the Compensation Committee permits payment to be made in shares of the surviving corporation having an equivalent value.

For purposes of the Omnibus Plan, “change in control” means:

•	an acquisition of 25% or more of voting shares by a person other than the Company, its subsidiaries or its employee benefit plans;

•	a change in a majority of the members of the Company’s Board over the course of 24 months without the approval of the board members at the beginning of such period; and

•

a merger, reorganization or similar transaction (including a sale of substantially all assets), where the Company’s shareholders immediately prior to such transaction do not control a majority of the voting power of the surviving entity immediately after the transaction.

However, if the Compensation Committee (as constituted before the change in control) determines that each of the following conditions are satisfied, there will be no acceleration of the vesting, or lapsing of restrictions, of any options, time-vesting restricted stock, or time-vesting restricted stock units, and there will be no payment made in respect of such awards by reason of the change in control:

•	all outstanding awards will be honored or assumed by the new employer or one of its affiliated companies;

•	the honored or assumed awards will have substantially equivalent economic value, at the time of the change in control, to the awards in respect of our stock;

•	the honored or assumed awards will relate to securities that are or will shortly be publicly traded on an established United States securities market;

•	the terms and conditions (such as vesting and exercisability) of the honored or assumed awards are at least equal to or better than the terms of the awards related to our stock; and

•

the honored or assumed awards provide that, upon the involuntary termination of the award recipient’s employment without cause within 24 months following the change in control, the awards will be deemed vested or exercisable, as the case may be.

Term of the Omnibus Plan.

No award may be granted under the Omnibus Plan after May 5, 2015. The Omnibus Plan may be amended or terminated at any time by the Board, except that no amendment may adversely affect existing awards and no amendment may be made without shareholder approval if the amendment would materially increase benefits to participants, materially increase the number of shares that may be issued under the Omnibus Plan or the individual award limits (except in the case of adjustments permitted in the event of a stock dividend, stock split, recapitalization or certain other corporate transactions) or materially modify the requirements for participation, or if such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is imposed by the rules of the NYSE, that the Compensation Committee determines to be applicable.

Description of Federal Income Tax Consequences under the Omnibus Plan.

The following discussion summarizes the Federal income tax consequences of the Omnibus Plan based on current provisions of the Internal Revenue Code, which are subject to change. The summary does not cover any foreign, state or local tax consequences of participation in the Omnibus Plan.

Performance shares.

When payment is made to a participant in respect of earned performance shares granted under the Omnibus Plan, the participant will have taxable ordinary income in an amount equal to the amount of cash and the fair market value of any shares of our stock that such participant receives in payment on such award. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Restricted stock.

Unless a participant makes the election described below, a grant of restricted stock will not result in taxable income to the participant or a deduction to us (or the unconsolidated subsidiary or affiliate employing the participant) in the year of grant. The value of such restricted stock will be taxable to a participant as ordinary income in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the restricted stock on the date of grant, provided the participant makes the election within 30 days after the date of such grant. If such an election were made, the participant would not be allowed to deduct at a later date the amount included as taxable income if the participant should forfeit the shares of restricted stock. The amount of ordinary income recognized by a participant is deductible by us (or the unconsolidated subsidiary or affiliate employing the participant) in the year such income is recognized by the participant, provided such amount constitutes reasonable compensation to the participant. If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the participant as additional compensation in the year received, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction.

Non-Statutory Options.

When an optionee exercises an option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to us (or the unconsolidated subsidiary or affiliate employing the participant). When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the shares. If the amount received upon disposition of the shares is less than the market value of the shares on the date of exercise, the loss will be treated as long- or short-term capital loss, depending upon the holding period of the shares. If permitted by the Compensation Committee, an optionee transfers an option by gift, the optionee will still have ordinary income upon the exercise of the option by the transferee equal to the excess of the fair market value of the shares on the date of exercise over the option price. The transfer of an option by gift may also result in a gift tax liability to the optionee depending on the fair market value of the option at the time of such transfer. If the option is exercisable at the time of the transfer the gift will occur at the time of transfer. The Internal Revenue Service has ruled that if the option is not exercisable at the time of transfer, the gift will be deemed to occur on the date the option becomes exercisable.

Performance Units and Restricted Stock Units.

Generally, when a participant receives payment with respect to earned performance units or restricted stock units granted under the Omnibus Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such participant, and we (or the unconsolidated subsidiary or affiliate employing the participant) will be allowed a corresponding deduction for Federal income tax purposes.

Dividend Equivalents.

Generally, when a participant receives payment with respect to dividend equivalents, the amount of cash and the fair market value of any shares received will be ordinary income to such participant. We will receive a Federal income tax deduction in an amount equal to the amount paid to the participant, unless the amount is paid by a subsidiary or affiliate that is not part of our consolidated Federal return, in which case, the subsidiary or affiliate, as the case may be, will receive the deduction.

Deferred Compensation Limitations.

No awards will be granted, deferred, paid out or modified under the Omnibus Plan in a manner that would result in the imposition of a penalty tax under Section 409A of the Internal Revenue Code.

Securities authorized for issuance under equity compensation plans.

The following table provides information as of December 31, 2008 with respect to the shares of common stock that may be issued to our employees and directors under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	6,312,194	(1)	$34.9822	3,552,010	(2)
Equity compensation plans not approved by security holders	103,996	(3)	N.A.	169,217	(4)
TOTAL	6,416,190		$34.9822	3,721,227

1.	The number shown represents the number of shares that may be issued on the exercise of outstanding stock option awards under the existing equity plans, which includes: The MBIA Inc. 2005 Omnibus Incentive Plan, the MBIA Inc. 2000 Stock Option Plan and the MBIA Inc. 1987 Stock Option Plan.

2.	The number shown represents the total shares available for future issuance under The MBIA Inc. 2005 Omnibus Incentive Plan.

3.	The number shown represents the total (hypothetical) share units outstanding under the Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-employee Directors of MBIA Inc. (for deferrals on or prior to December 31, 2004) and under the MBIA Inc. 2005 Non-Employee Director Deferred Compensation Plan. The purpose of the plans is to allow independent Directors to defer compensation and to enhance the long-term mutual interests between Directors and shareholders by providing the opportunity to purchase common stock of MBIA Inc. See “Directors’ Compensation” for a complete description of the plans.

4.	The number shown represents the total (hypothetical) share units available for future issuance under the MBIA Inc. 2005 Non-Employee Director Deferred Compensation Plan.

Vote Necessary to Approve the Amendment to the 2005 Omnibus Incentive Plan.

The approval of the Amendment to the 2005 Omnibus Incentive Plan requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

The Proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 2 to approve an increase in the number of shares of common stock reserved and available for issuance under the Omnibus Plan by 4,000,000 to 10,000,000 shares.

Say on Pay Proposals

In February 2009, as described in the CD&A, the Chief Executive Officer recommended, and the Compensation Committee and the Board adopted, the following Say on Pay Policy:

Say on Pay Policy

(Effective as of February 23, 2009)

1. Purpose: We believe that this Say on Pay Policy will guide the Board in continuing to improve the alignment of executive compensation programs with those of the Company and its shareholders. Moreover, establishing this Say on Pay Policy is consistent with our commitment to implement the highest standards of corporate governance. As best practices evolve, the Compensation and Organization Committee and the Board will review those practices and modify this Say on Pay Policy, to the extent it deems appropriate.

2. Extraordinary Compensation Awards: Compensation awards adopted after the date of this Policy that the Compensation and Organization Committee in its discretion determines to be extraordinary one-time compensation awards and that would be granted to the CEO or to other existing or new Senior Executive Officers (“Extraordinary Compensation Awards”) will be submitted for, and be subject to, approval by the shareholders. The Compensation and Organization Committee will determine in its discretion which one-time compensation awards to the CEO or to any existing or potential Senior Executive Officer are extraordinary awards that should be submitted for approval to the shareholders. The shareholder vote on any Extraordinary Compensation Award will be binding and will determine whether the Company may pay the extraordinary compensation award.

3. Annual CEO Compensation: Compensation awarded to the CEO for each performance year, whether in the form of salary, bonus, stock options, restricted stock or any other equity or incentive award (“Annual CEO Compensation”), will be submitted to an advisory vote by the shareholders. The vote will allow shareholders to express their opinion regarding the decisions of the Board on the prior year’s Annual CEO Compensation. The shareholder vote on Annual CEO Compensation will be advisory in nature and will not be binding on the Compensation and Organization Committee or the Board but will be considered by the Compensation and Organization Committee and the Board in determining annual compensation for the CEO in subsequent periods.

4. Annual Senior Executive Officer Compensation: Compensation awarded for each performance year to the Senior Executive Officers as a whole, whether in the form of salary, bonus, stock options, restricted stock or any other equity or incentive award (“Annual Senior Executive Officer Compensation”), will be submitted to an advisory vote by the shareholders. The vote will allow shareholders to express their opinion regarding the decisions of the Compensation and Organization Committee on the prior year’s Annual Senior Executive Compensation. The shareholder vote on Annual Senior Executive Compensation will be advisory in nature and will not be binding on the Compensation and Organization Committee but will be considered by the Compensation and Organization Committee in determining annual compensation for the Senior Executive Officers in subsequent periods.

5. Solicitation of Shareholder Vote: Shareholder votes pursuant to this Say on Pay Policy will be included as shareholder proposals in the Company’s annual proxy materials, unless the Compensation Committee determines that a special shareholder meeting shall be called to approve an Extraordinary Compensation Award.

In accordance with the Say on Pay Policy, Proposals 3 and 4 set forth below seek a non-binding shareholder vote on the 2008 Annual CEO Compensation and the 2008 Annual Senior Executive Officer Compensation set forth in the tables below each such proposal. There were no Extraordinary Compensation Awards made in 2009. Each of the compensation awards described below are described in more detail in the CD&A above.

PROPOSAL 3: SUPPORT FOR COMPENSATION PAID TO CEO FOR 2008 AND 2009 SALARY

In accordance with our Say on Pay Policy, you are being asked to vote to support or not support the compensation paid to Mr. Brown for 2008 as set forth in the following table in the form of the resolution below:

Executive	2009 Salary ($)	2008 Performance Bonus ($)
Joseph W. Brown	500,000	0

Resolved, that the shareholders support the compensation paid to the Company’s CEO for 2008 and the 2009 salary set forth in the table above.

The shareholder vote on Proposal 3 is advisory in nature and therefore will not be binding on the Board. However, the Compensation Committee will take into account the results of the vote in considering annual CEO compensation in subsequent periods.

The Board of Directors recommends unanimously that you vote FOR Proposal No 3.

PROPOSAL 4: SUPPORT FOR COMPENSATION PAID TO THE COMPANY’S SENIOR EXECUTIVE OFFICERS AS A WHOLE FOR 2008 AND 2009 SALARIES

In accordance with our Say on Pay Policy, you are being asked to support the compensation paid to the Senior Executive Officers taken as whole as set forth in the following table in the form of the resolution below:

Executive	2009 Salary ($)	2008 Cash Performance Bonus ($)	2008 Cash Success Award Payment ($)	2008 LTI Three-year Cliff Vest Cash ($)	2008 LTI Five-year Cliff Vest Stock Options (#)
C Edward Chaplin	750,000	506,250	250,000	900,000	400,000
Mitchell I. Sonkin	650,000	618,750	250,000	900,000	350,000
William C. Fallon	750,000	675,000	250,000	900,000	400,000
Clifford D. Corso	650,000	450,000	250,000	900,000	350,000
Ram D. Wertheim	500,000	375,000	250,000	600,000	250,000

Resolved, that the shareholders support the compensation paid to the Company’s Senior Executive Officers as a whole for 2008 and the 2009 salaries as described in the table above.

The shareholder vote on Proposal 4 is advisory in nature and therefore will not be binding on the Board. However, the Compensation Committee will take into account the results of the vote in considering annual Senior Executive compensation in subsequent periods.

The Board of Directors recommends unanimously that you vote FOR Proposal No. 4.

PROPOSAL 5: SELECTION OF INDEPENDENT AUDITORS

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2008, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other services to the Company. In accordance with independence rules regarding the rotation of audit engagement partners, in 2008, PwC assigned a new audit engagement partner to oversee the audit of MBIA’s financial statements.

Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2009, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the annual meeting to make a statement, if desired, and to answer questions from those shareholders present.

Vote Necessary to Hire PwC as Auditors

The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

The Board of Directors recommends unanimously that you vote FOR Proposal 5 to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

OTHER MATTERS/SHAREHOLDER PROPOSALS

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2010 annual meeting of shareholders must be received by the Company’s Secretary no later than November 26, 2009, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2010 annual meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting (or if the Company does not publicly announce its annual meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

If the Company does not receive notice of an item of business to be presented at the annual meeting before February 16, 2009 (45 days prior to the anniversary of the mailing date of this year’s proxy statement), then the Company retains discretion to vote proxies for or against any such item as the Board of Directors sees fit.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission permits companies to send a single copy of their annual report and proxy statement to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim
Secretary

Exhibit A

MBIA Inc.

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee is appointed by the Board of Directors of MBIA Inc. (the “Company”) to assist the Board of Directors in monitoring:

1.	The integrity of the financial statements of the Company and of other material financial disclosures made by the Company,

2.	The qualifications and independence of the Company’s independent auditor,

3.	The performance of the Company’s internal audit function and independent auditor,

4.	The Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and

5.	The performance of the Company’s operational risk management function.

In addition, the Audit Committee shall prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

While the Audit Committee has the responsibilities and powers set forth in this Charter, the function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out proper annual audits and quarterly reviews of the Company’s financial statements.

In fulfilling their responsibilities under this Charter, it is recognized that the members of the Audit Committee are not full-time employees of the Company and, accordingly, it is not the duty or responsibility of the Committee or its individual members to conduct auditing or accounting reviews or procedures, to determine that the Company’s financial statements are fairly presented in accordance with GAAP, or to certify the Company’s financial statements or the independent auditor’s work. Nor is it the duty of the Audit Committee to assure compliance with legal and regulatory requirements. Each member of the Audit Committee shall be entitled to rely on the information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence.

Committee Composition, Membership and Voting

The Audit Committee shall consist of at least three members, each of whom shall be, as determined by the Board of Directors: (1) “independent” as defined under applicable SEC and New York Stock Exchange (“NYSE”) rules; and (2) qualified to perform the functions of an audit committee member pursuant to the requirements of the NYSE. At least one member of the Audit Committee must be an “Audit Committee financial expert” as defined by the SEC.

No director may serve as a member of the Audit Committee if he or she serves on the audit committee of more than two other public companies, unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Members of the Audit Committee shall serve at the pleasure of the Board of Directors and for such terms as the Board of Directors shall determine.

Any action requiring approval by the Audit Committee shall require the approval of a majority of the members attending the meeting at which such action is considered, or if such action is taken by written consent, by a majority of the members of the Committee.

Committee Meetings, Reports and Authority

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. In the course of performing its functions, the Audit Committee shall make regular reports to the Board of Directors.

To perform its functions, the Audit Committee shall have the authority, to the extent it deems necessary or advisable: (1) to retain independent legal, accounting or other advisors to advise the Audit Committee; and (2) to receive appropriate funds, as determined by the Audit Committee, from the Company for payment of compensation to the outside legal, accounting or other advisors retained by the Audit Committee. The Company also needs to provide funds for (1) compensation to accounting firms, and (2) ordinary administrative expenses of the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel, independent auditor or other advisers to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee and to provide such information as the Audit Committee may deem necessary or reasonable.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pre-approvals of permitted non-audit services are subject to the de minimis exceptions described in Section 10(A)(i)(l)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including the resolution of any disagreements between management and the independent auditor regarding financial reporting. The independent auditor will report directly to the Audit Committee.

The Audit Committee shall be responsible for all matters for which the NYSE or the SEC requires an audit committee to assume responsibility from time to time and shall have the powers necessary to fulfill such responsibilities.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Audit Committee. The following functions are some of the common recurring activities of the Committee in carrying out its oversight responsibility.

1.	Financial Statements and Disclosure Matters

1.

Review and discuss with management and the independent auditor the Company’s annual audited financial statements and the report of the independent auditor required by Section 10A(k) of the Exchange Act, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as any major issues regarding accounting principles or financial statement presentations and any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of significant control deficiencies and/or material weaknesses. As part of this review, the Audit Committee will also review the Company’s loss reserves, loss reserve methodology, and the credits on the Company’s classified list. IPM will report to the Committee any new reserves or changes to existing reserves in excess of $10 million.

2.	Review any analysis prepared by management or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

3.	Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s quarterly financial statements including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5.	Review the type and presentation of information to be included in the Company’s earnings and other material press releases related to accounting or financial matters (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), and review financial information and earnings guidance delivered to analysts and rating agencies.

6.	Review significant changes in the Company’s selection or application of auditing and accounting principles and practices, including those suggested by the independent auditor, internal auditor or management. Ensure that the Company maintains Audit and Accounting Policy manuals that contain appropriate accounting principles, policies and practices.

7.	Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

2.	Oversight of the Company’s Relationship with its Independent Auditor

8.	Have the sole and direct responsibility and authority for the appointment, compensation, retention and oversight of the work of each accounting firm engaged by the Company and its subsidiaries for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such accounting firm shall report directly to the Committee.

9.	Review annually the experience and qualifications of the senior members of the independent auditor team and the internal quality control procedures of the independent auditor. Assure that rotation of both the lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit occurs every five years.

10.	Obtain and review, at least annually, a report by the independent auditor describing: (1) such auditor’s internal quality control procedures; and (2) material issues, if any, raised in its most recent internal quality control or peer review or by any inquiry or investigation by governmental or professional authorities within the previous five years and the steps taken to deal with such issues.

11.	Subject to the de minimis exceptions of Section 10A(i) of the Exchange Act and the SEC rules promulgated thereunder, have sole authority to approve the retention of the independent auditor for any audit, internal control or permitted nonaudit service and pre-approve the terms and fee arrangements for such services.

12.	Obtain and review, at least annually, a report from the independent auditor regarding such auditor’s independence and all relationships between the independent auditor and the Company, discuss such report with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if deemed necessary by the Audit Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor.

13.	Terminate the independent auditor, such responsibility being solely that of the Audit Committee.

14.	Review with the independent auditor any significant consultation the engagement team had with its national office speaking directly to the independent auditor’s national office, if necessary.

15.	Meet with independent auditor prior to the audit to review the scope, planning and staffing of the audit, acknowledging that it is the auditor’s responsibility to plan the scope, nature and timing of work to support its audit opinion.

16.	Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act and no action under Section 10A(b) of the Securities Exchange Act of 1934 has been initiated.

17.	Discuss with the independent auditor (out of the presence of management if necessary) the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

18.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19.	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

20.	Review with the independent auditor any problems or difficulties the auditor may have encountered, any management or internal control letter provided by the auditor and management’s response. Such review should include any difficulties encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information, and any significant disagreements with management. The review should also include a discussion of the responsibilities, budget and staffing of the Company’s Internal Audit Department.

3.	Performance of the Company’s internal audit function and independent auditor

21.	Review the reports of the Company’s internal auditor and management’s response thereto.

22.	Review the Company’s internal Audit Plan annually to ensure that it identifies and addresses major areas of risk.

23.	Review and approve the Internal Audit financial budget including all internal and external costs.

24.	Understand how the internal auditor reviews the internal controls of the Company and review the qualifications, activities and organizational structure and performance of the Company’s Internal Audit Department and review the appointment and replacement of the senior internal auditing executive. Review and approve, annually, the senior internal auditing executive’s performance and compensation in coordination with the Company’s management. Meet periodically, and at least quarterly, separately in executive session with the independent auditor, the Chief Financial Officer and the senior internal auditing executive.

4.	Compliance with Legal and Regulatory Requirements

25.	Review with the Company’s General Counsel and Chief Compliance Officer the Company’s compliance with legal and regulatory requirements and any legal or regulatory matter that could have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies.

26.	Obtain periodic reports from General Counsel or Chief Compliance Officer with respect to the Company and the Company’s domestic and foreign subsidiaries’ and affiliates’ compliance with applicable legal requirements and the Company’s code of ethical conduct, including disclosure of insider and affiliated party transactions.

27.	Review the Company’s Enterprise Compliance Risk policies and procedures. Enterprise Compliance Risk is the risk of (i) civil or criminal liability or the imposition of any other legal or regulatory sanction by a court or regulatory agency on the Company or any of its subsidiaries, and any related financial loss or liability; and (ii) disruption of the Company’s business operations or damage to the Company’s reputation or relationship with rating agencies, regulators, clients or shareholders resulting from a failure to comply with applicable laws and regulations, internal compliance policies and procedures or from the failure to maintain and adhere to ethical business standards and practices.

28.	Conduct special investigations as may be deemed advisable by the Audit Committee or the Board and engage special legal, accounting or other advisors to help advise the Audit Committee in connection with such investigations. The results of these investigations are to be reported to the full Board.

29.	Review the material findings of examinations conducted by any regulatory agencies and report the results of such findings to the full Board.

5.	Performance of the Company’s Operational Risk Management function

30.	Review the Company’s Operational Risk management reports.

31.	Review the Company’s Enterprise Operational Risk plan annually to ensure that it identifies and addresses major areas of operational risk. Enterprise Operational Risk is the risk of direct or indirect financial loss or liability, a material disruption of the Company’s business operations or damage to the Company’s reputation or relationship with the rating agencies, its regulators, its clients or its shareholders resulting from inadequate or failed internal processes, people, and systems or from external events. Operational risk includes those risks which are embedded in the processes and procedures the Company uses to execute its business objectives and strategies. At a threshold level, however, it does not include credit, market, liquidity or insurance risks, though an operational failure could result in a loss in any one of these areas.

32.	Discuss the Company’s policies with respect to risk assessment and risk management and the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.	Other Responsibilities

33.	Meet separately in executive session with any officer or employee of the Company or the Company’s outside counsel as necessary to fulfill the Audit Committee’s responsibilities.

34.	Review all intercompany guarantees and other material intercompany and related party transactions involving MBIA Inc. or any of its subsidiaries not falling within established investment policies and written guidelines or in the ordinary course of business.

35.	Review the Company’s Antifraud Plan annually, including the identification of potential fraud risk, fraud protection and fraud detection methods.

36.	Set clear hiring policies for employees or former employees of the independent auditor.

37.	Review and discuss with the CEO and CFO the procedures undertaken in connection with the CEO and CFO certifications for Form 10-Ks and Form 10-Qs, including their evaluation of the Company’s disclosure controls and procedures and internal controls.

38.	Undertake and review with the Board of Directors an annual performance evaluation of the Audit Committee, which shall compare the performance of the Audit Committee with the requirements of this Charter and set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation by the Audit Committee shall be conducted in such manner as the Board deems appropriate.

39.	Review the adequacy of this Charter at least annually and make any recommended changes to the Board of Directors for consideration and approval.

40.	Perform such other duties as may be delegated to the Audit Committee by the Board or as may be consistent with this Charter or the Company’s By-Laws.

Approved February 23, 2009

Exhibit B

THE MBIA INC. 2005

OMNIBUS INCENTIVE PLAN

(As amended through March 2009)

SECTION 1. PURPOSE

The purposes of The MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”) are to promote the interests of MBIA Inc. and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of MBIA Inc.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8, inclusive.

“Award Agreement” means an agreement between the Company and a Participant, setting out the terms and conditions relating to an Award granted under the Plan.

“Board of Directors” means the Board of Directors of the Company.

“Cause” means (i) the willful failure by the Participant to perform substantially his duties as an Employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the company or any Subsidiary.

“Change in Control” shall be deemed to have occurred if:

(i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power (as defined below) of the Company’s securities, notwithstanding anything else contained in such clause to the contrary, the acquisition by Warburg Pincus Equity Fund X (the “WP Fund”), of beneficial ownership of twenty-five percent (25%) or more of either the then outstanding shares of stock or the combined voting power of the Corporation’s then outstanding voting securities, whether pursuant to the Investment Agreement, dated as of December 10, 2007, between the WP Fund and the Corporation or otherwise, shall not constitute a Change in Control; or

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

“Change in Control Price” means, (i) with respect to Awards other than Options, the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs and (ii) with respect to Options, the Fair Market Value of the Common Stock on the date on which a Change in Control occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation & Organization Committee of the Board or such other committee of the Board as the Board shall designate from time to time, consisting of two or more members, each of whom is an “independent” director under New York Stock Exchange Listing requirements, a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Act, and an “outside director” within the meaning of section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

“Common Stock” or “Stock” means the common stock of the Company, par value $1.00 per share.

“Company” means MBIA Inc., a Connecticut corporation, and any successor thereto.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, Disability as specified under the Company’s long-term disability insurance policy and any other termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan, provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such agreement.

“Dividend Equivalent” means the right, granted under Section 8 of the Plan, to receive payments in cash or in shares of Common Stock, based on dividends with respect to shares of Common Stock.

“Eligible Director” means a director of the Company who is not an employee of the Company or any Subsidiary.

“Effective Date” means the date, following adoption of this Plan by the Board of Directors, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Company.

“Employee” means any officer or employee of the Company or any Subsidiary (as determined by the Committee in its sole discretion).

“Employer” means the Company and any Subsidiary, and, in the discretion of the Committee, may also mean any business organization that is an Affiliate (i.e., an Affiliate corporation 40% of whose outstanding voting securities are owned by a Subsidiary).

“Fair Market Value” means, on any date, the closing price of the Common Stock as reported on the consolidated tape of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Option” means a stock option granted under Section 7. Options granted under the Plan are not intended to qualify as incentive stock options under section 422 of the Code.

“Participant” means an Employee or Eligible Director who is selected by the Committee to receive an Award under the Plan.

“Performance Cycle” means the period of years selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units has been earned or vested, which shall not be less than 2 years.

“Performance Goals” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which an award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units has been earned or vested.

“Performance Share” means an award granted pursuant to Section 5 of the Plan of a contractual right to receive a share of Common Stock (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

“Performance Unit” means a dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

“Prior Plans” means the MBIA Inc. 1987 Stock Option Plan, the MBIA Inc. 2000 Stock Option Plan, the MBIA Inc. Annual and Long-Term Incentive Plan (Effective as of January 1, 2002), and the MBIA Inc. Restricted Stock Plan for Non-Employee Directors.

“Restriction Period” means the period of time selected by the Committee during which a grant of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a stock denominated unit contingently awarded under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s employment upon six months advance written notice, at or after the Participant (i) reaches age 55 and (ii) has completed at least five years of service.

“Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power or in which the Company has, either directly or indirectly, a material equity interest and which the Committee has designated as a “Subsidiary” for purposes of this definition.

“Termination of Service” means the date upon which a non-employee director ceases to be a member of the Board.

“Voting Power” when used in the definition of Change in Control shall mean such specified number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee and Eligible Director who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Company, is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Employees and Eligible Directors, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, each Participant and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Chief Executive Officer of the Company the power and authority to make Awards to Participants who are not “insiders” subject to Section 16(b) of the Act, pursuant to such conditions and limitations as the Committee may establish.

(e) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be 10,000,000 shares of Stock. Any shares issued under the Plan in connection with Options shall be counted against this limit as one share for every one share covered by such Option; for Awards other than Options, any shares issued shall be counted against this limit as two shares for every one share issued. Following the Effective Date, no new Awards shall be granted under the Prior Plans and any shares authorized but unissued under the Prior Plans shall be canceled. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose. Awards may be granted under the Plan in order to cover shares issuable in connection with awards made under the MBIA Annual Incentive Plan (the “Annual Plan”) and any other plans, arrangements or agreements of the Company, as in effect from time to time. Shares issued under the Plan in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition will not count against the share reserve under this Section 4.

(b) Canceled, Terminated, or Forfeited Awards, etc. If, after the Effective Date, any Award granted hereunder or any award granted under any of the Prior Plans expires, is settled for cash or is terminated unexercised, any shares of Stock covered by such lapsed, canceled, cash-settled or expired portion of such Award or Prior Plan award shall become available for new grants under this Plan, provided that any such shares previously subject to Options or options granted under any of the Prior Plans shall be counted as one share for every one share covered by such Option or Prior Plan option and any such shares previously subject to Awards other than Options or Prior Plan awards other than options shall be counted as two shares for every one share under such initial Award or Prior Plan award. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares available for Awards under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of Options or options granted under any of the Prior Plans, or to satisfy any tax withholding obligation with respect to Options or options granted under the Prior Plans, and (ii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under any of the Prior Plans.

(c) Individual Award Limitations. No Participant may receive a vested right to more than 500,000 shares of stock in respect of Performance Shares and performance-based Restricted Stock and Restricted Stock Units under the Plan in any three year period. No Participant may receive Options on more than 1 million shares of Stock under the Plan in any three year period. No Participant may receive Performance Units under the Plan in any three year period with a value of more than $5 million, pro rated for Performance Cycles greater than or less than three years (or the equivalent of such amount denominated in the Participant’s local currency).

(d) Adjustment in Capitalization. In the event that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold under the Plan, including, without limitation, the individual limitations described in Section 4(c) above and any limits on the types of Awards that may be made under the Plan, (ii) the number and kind of shares subject to outstanding Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Option or other Award. Unless the Committee shall otherwise determine, following any such adjustment, the number of shares subject to any Option or other Award shall always be a whole number.

SECTION 5. PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. Any adjustments to such Performance Goals shall be approved by the Committee. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Shares and Performance Units on such conditions as the Committee shall specify. The Committee may also require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

(c) Performance Goals. At the discretion of the Committee, Performance Goals may be based on any or all of the following Performance measures: (i) revenue growth, (ii) earnings before interest, taxes, depreciation and amortization, (iii) operating income, (iv) pre- or after-tax income, (v) cash flow, (vi) cash flow per share, (vii) net earnings, (viii) earnings per share, (ix) return on equity, (x) return on invested capital or risk adjusted return on allocated capital, (xi) return on assets, (xii) economic value added (or an equivalent metric), (xiii) share price performance, (xiv) total shareholder return, (xv) improvement in or attainment of expense levels, (xvi) improvement in or attainment of working capital levels, (xvii) book value, modified book value or adjusted book value per share, (xviii) adjusted gross premium and adjusted direct premium, (xix) net present value of projected net income after cost of capital, (xx) the credit quality and performance of the insured portfolios of the Company’s insurance subsidiaries, (xxi) the amount of assets under management of the Company’s investment management business, (xxii) improvement in capital structure, and (xxiii) such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. When establishing Performance Goals for a Performance Cycle, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company or any Employer, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).

(d) Special Rule for Performance Goals. If, at the time of grant, the Committee intends a Performance Share Award or Performance Unit (or a performance-based Award of Restricted Stock or Restricted Stock Units) to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish Performance Goals for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Negative Discretion. Notwithstanding anything in this Section 5 to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(h) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

(f) Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, (including, without limitation, the maximum amounts payable under Section 4(c)), but subject to the maximum number of shares available for issuance under Section 4(a) of the Plan, (i) the Committee shall have the right, in its discretion, to grant a bonus in cash, in shares of the Company’s Common Stock or in any combination thereof, to any Participant who is not a Covered Employee (as such term is defined in Section 162(m) of the Code) for the year in which the amount paid would ordinarily be deductible by the Company for federal income tax purposes in an amount up to the maximum bonus payable, based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any Performance Period, regardless of whether performance objectives are attained.

(g) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares (or performance-based Restricted Stock or Restricted Stock Units) and the number and value of Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.

(h) Payment of Awards. Payment or delivery of Stock with respect to earned Performance Shares and earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the

Committee’s certification under paragraph 5(g) above, provided that (i) payment or delivery of Stock with respect to earned Performance Shares and earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Shares or Performance Units pursuant to Section 9(a)(ii) shall be distributed in accordance with Section 9(a)(iii). The Committee shall determine whether earned Performance Shares and earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under paragraph 5(g) above. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

(i) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares or Performance Units after the commencement of a Performance Cycle.

(j) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Performance Shares and Performance Units upon termination of the Participant’s employment or service shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Performance Shares or Performance Units.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(j), Section 9 shall determine the treatment of Performance Shares and Performance Units upon a Change in Control.

(iii) Retirement Termination. With respect to Performance Shares and Performance Units granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Performance Shares or Performance Units, a Participant’s Performance Shares and Performance Units shall continue to be earned and paid in accordance with their terms following the Participant’s Retirement and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), a Participant shall be deemed to continue employment with the Company following the Participant’s Retirement.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or on such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, (ii) the Restriction Period(s) and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Restricted Stock shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time). No shares of Stock will be issued at the time an Award of Restricted Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Awards.

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with his or her Employer on such date, the Restriction Period shall lapse in accordance with the schedule provided in Participant’s restricted stock agreement. For Employees of the Company, the Restriction Period for Awards that vest solely based on continued employment for a fixed period of time shall be no less than three years, except in the case of (i) Awards made to newly hired Employees in order to replace awards from a prior employer, which were forfeited, (ii) Awards made under this or any other Company incentive plans as a form of payment of earned compensation and (iii) Awards providing for an acceleration of vesting upon certain qualifying terminations of employment or upon a Change in Control, as set forth in the relevant Award Agreement. The Restriction Period may lapse with respect to portions of Restricted Stock and Restricted Stock Units on a pro rata basis, or it may lapse at one time with respect to all Restricted Stock and Restricted Stock Units in an Award. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award. In its discretion, the Committee may also establish performance-based vesting conditions with respect to Awards of Restricted Stock and Restricted Stock Units (in lieu of, or in addition to, time-based vesting) based on one or more of the Performance Goals listed in Section 5(c) (and meeting the corresponding requirements under Sections 5(d) and 5(g)), during a Performance Cycle selected by the Committee.

(c) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock Awards, the Company shall remove the restrictions applicable to the bookkeeping entry evidencing the Restricted Stock Awards, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock.

(d) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(e) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Restricted Stock and Restricted Stock Units upon termination of the Participant’s employment or service shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Restricted Stock or Restricted Stock Units.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(e), Section 9 shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control.

(iii) Retirement Termination. With respect to Restricted Stock and Restricted Stock Units granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Restricted Stock or Restricted Stock Units and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), upon a Participant’s Retirement, restrictions on the shares of Restricted Stock and Restricted Stock Units granted under the Plan shall lapse.

SECTION 7. STOCK OPTIONS

(a) Grant. Options may be granted to Participants at such time or times as shall be determined by the Committee. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the preceding sentence, Options granted as replacement Awards for awards that are assumed, converted or substituted pursuant to a merger or acquisition may have an exercise price less than the Fair Market Value of the Stock on the date of grant. Other than pursuant to Section 4(c), the Committee shall not without the approval of the Company’s shareholders (i) lower the exercise price of an Option after it is granted, (ii) cancel an Option when the exercise price exceeds the Fair Market Value of the Stock in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment with his or her Employer on such date, each Option awarded to a Participant under the Plan shall become vested and exercisable in accordance with the vesting schedule provided in the Participant’s option agreement, but in no event later than ten years from the date of grant. Options awarded to Employees under the Plan shall vest over a period of not less than three years from the date of grant (either on a cliff-vesting or a pro rata basis), except in the case of (i) Options granted to newly hired Employees in order to replace awards from a prior employer, which were forfeited and (ii) Options providing for an acceleration of vesting upon certain qualifying terminations of employment or upon a Change in Control, as set forth in the relevant Award Agreement. Options may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option. No Option shall be exercisable on or after the tenth anniversary of its grant date. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Company. Such payment may be made (i) in cash or its equivalent (ii) by exchanging shares of Stock owned by the optionee for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price, (iv) to the extent permitted by the Committee, through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock, or (v) to the extent permitted by the Committee, through net settlement in Stock. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Termination of Employment or Service.

(i) Termination Generally. A Participant’s rights, if any, with respect to Options upon termination of the Participant’s employment or service, shall be determined by the Committee at the time the Award is granted and shall be set forth in the Award Agreement covering such Options.

(ii) Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(e), Section 9 shall determine the treatment of Options upon a Change in Control.

(iii) Retirement Termination. With respect to Options granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Options and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), upon a Participant’s Retirement, Options granted under the Plan shall continue to become exercisable in accordance with Section 7(b) of the Plan as if such Participant remained in the Company’s employ for an additional four years (or such lesser period as the Committee may specify at or after grant) following Retirement, and shall remain exercisable until the earlier of (A) the fourth anniversary (or such lesser period as the Committee may specify at or after grant) of the Participant’s Retirement and (B) the date on which the Options otherwise expires in accordance with its stated term.

SECTION 8. DIVIDEND EQUIVALENTS

(a) In General. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee. Notwithstanding the foregoing, except to the extent that any stock, property or extraordinary dividend would require an adjustment to such Option pursuant to Section 4(d), no Dividend Equivalents shall be payable in respect of any Option. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i) In General. Unless the individual Award Agreement provides otherwise and subject to the provisions of Sections 9(a)(ii) and 9(b), upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately prior to the Change in Control and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units scheduled to vest solely based on continued employment or service for a fixed period of time shall lapse immediately prior to the Change in Control. Additionally, subject to the provisions of Sections 9(a)(ii) and 9(b), the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the excess, if any, of the Change in Control Price over the exercise price for such Option and (ii) each such share of Restricted Stock and each such Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(ii) Performance Shares, Performance Units and Performance-Based Restricted Stock and Restricted Stock Units. Unless the individual Award Agreement provides otherwise, in the event of a Change in Control, (i) each outstanding Performance Share and Performance Unit shall be canceled in exchange for a payment equal to the pro rata portion of the Performance Shares and the value of the Performance Units earned as of the date of the Change in Control, based on both performance achieved in respect of the relevant Performance Goals and the portion of the Performance Cycle that has been completed through the date of the Change in Control and (ii) each Award of Restricted Stock and Restricted Stock Units scheduled to vest based (in part or in whole) upon the achievement of specified Performance Goals shall become vested and/or paid out pro rata, based on both the performance achieved in respect of the relevant Performance Goals and the portion of the Performance Cycle that has been completed through the date of the Change in Control. With respect to the portion of any Award of Performance Shares, Performance Units, performance-based Restricted Stock or performance-based Restricted Stock Units for which Performance Goals have been partially or fully satisfied as of the Change in Control date, but which relates to the uncompleted portion of the Performance Cycle and therefore does not become earned or vested as of the Change in Control date in accordance with the preceding sentence, such unearned or unvested portion of the Award shall be converted into an equivalent valued Alternative Award (as described in Section 9(b)) of restricted stock or restricted stock units of the New Employer that will vest solely based upon the Participant’s continued employment or service through the end of the Performance Cycle to which the Award had previously been subject. If the New Employer declines to grant an Alternative Award as described in the preceding sentence, then such portion of the Award shall become fully vested and/or paid out upon such Change in Control. The intent of this Section 9(a)(ii) can be illustrated by the following example:

A Participant has been granted 60,000 Performance Shares subject to a 3-year Performance Cycle. At the end of the second year of the Performance Cycle, a Change in Control occurs and as of the Change in Control date, 50% of the relevant Performance Goals have been met. Under Section 9(a)(ii), the Participant will be entitled to receive a payment in respect of such Performance Shares equal to the value of 20,000 Performance Shares (i.e., 2/3 of 60,000, times 50%). Additionally, the Participant will be entitled to receive an Alternative Award of restricted stock or restricted stock units (or an immediate payment if the New Employer declines to grant such an Alternative Award) with a value equal to 10,000 Performance Shares (i.e., the portion of the Award that did not vest because it relates to the uncompleted portion of the Performance Cycle).

(iii) Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. To the extent permitted under Section 11(h), all amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control), in good faith.

(b) Alternative Awards. Notwithstanding Sections 9(a)(i) and 9(a)(iii), no cancelation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (other than performance-based Awards described under Section 9(a)(ii)) if the Committee reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided that any Alternative Award must:

(i) be based on securities which are traded on an established United States securities market, or which will be so traded within 60 days of the Change in Control;

(ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined by the Committee in good faith at the time of the Change in Control); and

(iv) have terms and conditions which provide that if the Participant’s employment is involuntarily terminated other than for cause within 24 months following the Change in Control, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

(c) Termination of Employment or Service Prior to Change in Control. To the extent provided by the Committee at or after the time of grant, in the event that any Change in Control occurs as a result of any transaction described in clause (ii) or (iii) of the definition of such term, any Participant whose employment or service is involuntarily terminated other than for Cause on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in the Company’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND

TERMINATION OF THE PLAN

The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date. The Board of Directors or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d), materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c), (iii) materially modify the requirements for participation in the Plan, (iv) materially modify the Plan in any other way (including, but not limited to, lowering the exercise price of an outstanding stock option) that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange or (v) cancel an Option when the exercise price exceeds the Fair Market Value of the Stock in exchange for cash. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

SECTION 11. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Compliance with Code Section 409A. No Awards shall be granted, deferred, paid out or modified under this Plan in a manner that would result in the imposition of a penalty tax under section 409A of the Code.

(i) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

(j) Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect the Participant’s rights under such Award, whether in whole or it part.

(k) Deferrals. Subject to Section 11(h), (i) the Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan and (ii) a Participant may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (including, without limitation, any shares of Stock issuable upon the exercise of an Option), in each case, upon such terms and conditions as the Committee may establish from time to time.

(l) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(m) No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(n) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

00065642

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 7, 2009

10:00 a.m.

CORPORATE HEADQUARTERS

113 King Street

Armonk, NY 10504

You can view the Annual Report and Proxy Statement on the Internet at http://investor.mbia.com/phoenix.zhtml?c=88095&p=proxy.

113 King Street Armonk, NY 10504		Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 7, 2009.

The undersigned hereby appoints Daniel P. Kearney and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Thursday, May 7, 2009, at 10:00 A.M. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the following matters, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/mbi Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 6, 2009.	1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 6, 2009.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

00065645

COMPANY #
Address change? Mark box to the right and indicate changes below: ☐	TO VOTE BY INTERNET OR
ADDRESS BLOCK	TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 through 5.

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of directors	01 Joseph W. Brown	☐	☐	☐	06 Laurence H. Meyer	☐	☐	☐
(THE BOARD OF DIRECTORS	02 David A. Coulter	☐	☐	☐	07 Charles R. Rinehart	☐	☐	☐
RECOMMENDS A VOTE FOR	03 Claire L. Gaudiani	☐	☐	☐	08 John A. Rolls	☐	☐	☐
EACH OF THE LISTED NOMINEES):	04 Daniel P. Kearney	☐	☐	☐	09 Richard C. Vaughan	☐	☐	☐
	05 Kewsong Lee	☐	☐	☐

À Please fold here – Do not separate À

2. Approval of an amendment to the Company’s 2005 Omnibus Incentive Plan to increase the number of shares available for issuance under the Plan by 4,000,000 to 10,000,000 shares.	☐ For	☐ Against	☐ Abstain

3. Resolved, that the shareholders support the compensation paid to the Company’s CEO for 2008 and the 2009 salary set forth in the table on page 53 of the proxy statement.	☐ For	☐ Against	☐ Abstain

4. Resolved, that the shareholders support the compensation paid to the Company’s Senior Executive Officers as a whole for 2008 and the 2009 salaries set forth in the table on page 54 of the proxy statement.

	☐ For	☐ Against	☐ Abstain

5. Approval of appointment of PricewaterhouseCoopers LLP as independent auditors.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.